Exhibit 10.1

                                                      EXECUTION COPY
                                                      --------------
                                                      STRICTLY CONFIDENTIAL
                                                      ---------------------




                              PURCHASE AGREEMENT

                                 BY AND AMONG

                         ALEC ACQUISITION CORPORATION,

                       CENTURYTEL OF THE NORTHWEST, INC.

                                      AND

                           CENTURYTEL WIRELESS, INC.

                             DATED AUGUST 14, 1998






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                                                                          Page



                              TABLE OF CONTENTS

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                                                                          ----


SECTION 1      DEFINITIONS................................................   2

      1.1      Defined Terms..............................................   2
      1.2      Singular and Plural........................................   7
      1.3      Capitalized Terms..........................................   7

SECTION 2      SALE OF PROPERTIES.........................................   8

      2.1      Purchase and Sale..........................................   8
      2.2      Purchase Price; Adjustments................................   8
      2.3      Signing and Closing........................................  12

SECTION 3      REPRESENTATIONS AND WARRANTIES OF SELLERS..................  13

      3.1      Organization and Qualification of Sellers..................  13
      3.2      Authorization of Agreement.................................  13
      3.3      Alaska Entities............................................  14
      3.4      Organization and Qualification of the Alaska Entities......  14
      3.5      Capital Stock and Equity Interests.........................  14
      3.6      Organizational Documents...................................  15
      3.7      Financial Statements.......................................  15
      3.8      Absence of Material Changes................................  16
      3.9      Indebtedness...............................................  19
      3.10     Litigation and Claims......................................  20
      3.11     Title to Property and Leases...............................  20
      3.12     Sufficiency and Condition of Assets........................  22
      3.13     Insurance..................................................  23
      3.14     Contracts..................................................  23
      3.15     No Violation...............................................  24
      3.16     Undisclosed Liabilities....................................  25
      3.17     Compliance with Laws, Permits..............................  25
      3.18     ERISA......................................................  26
      3.19     Environmental Matters......................................  32
      3.20     Employees..................................................  34
      3.21     Tax Matters................................................  35

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      3.22     No Finder..................................................  37
      3.23     Labor Relations............................................  37
      3.24     Rights to Trade Name.......................................  39
      3.25     Books and Records..........................................  39
      3.26     Intellectual Properties....................................  40
      3.27     Affiliate Transactions.....................................  41
      3.28     Telephone Operations.......................................  41
      3.29     Alaska Division Headquarters Relocation Costs..............  42


SECTION 4       REPRESENTATIONS AND WARRANTIES OF BUYER...................  42

      4.1      Organization of Buyer......................................  42
      4.2      Authorization of Agreement.................................  43
      4.3      No Violation ............................................... 43
      4.4      Financing Commitments......................................  44
      4.5      Due Diligence..............................................  44
      4.6      Incorporation..............................................  44
      4.7      Buyer's Management.........................................  45

SECTION 5      CONDUCT PENDING CLOSING....................................  45

      5.1      HSR, FCC and APUC Approvals................................  45
      5.2      Other Consents.............................................  46
      5.3      Conduct of Business Prior to the Closing Date..............  46
      5.4      Notification of Certain Matters............................  51
      5.5      Notice of Litigation.......................................  52
      5.6      Access to Information......................................  52
      5.7      Maintenance of Financing Commitments.......................  53
      5.8      Consulting Agreement.......................................  53

SECTION 6      ADDITIONAL AGREEMENTS......................................  54

      6.1      Public Announcements.......................................  54
      6.2      Indemnification by Sellers.................................  53
      6.3      Indemnification by Buyer...................................  61
      6.4      Sellers Covenant Not to Compete............................  65
      6.5      Employment Matters.........................................  66
      6.6      Multiemployer Plans........................................  68
      6.7      License of Tradenames......................................  69
      6.8      Transition Services........................................  69
      6.9      Nonsolicitation and No Hire................................  70
      6.10     Support Software...........................................  70
      6.11     Remediation................................................  70
      6.12     Advances to Alaska Entities................................  71

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      6.13     Severance Pay for Alaska Entities Employees................  71
      6.14     Ancillary Agreements.......................................  71
      6.15     Intercompany Accounts......................................  72

SECTION 7      COVENANTS WITH RESPECT TO TAXES............................  73

      7.1      Tax Sharing Agreements.....................................  73
      7.2      Returns for Periods Through the Closing Date...............  73
      7.3      Audits.....................................................  74
      7.4      Section 338(h)(10) Election................................  75
      7.5      Taxes Other Than Income Taxes..............................  75
      7.6      Allocation Among Periods...................................  76
      7.7      Cooperation on Tax Matters.................................  77
      7.8      Contests...................................................  78
      7.9      Resolution of Disagreements Between Parent,
                CWI or CNI and Buyer......................................  79
      7.10     Allocation of Purchase Price...............................  79

SECTION 8      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...............  80

      8.1      Representations and Warranties.............................  80
      8.2      Covenants..................................................  81
      8.3      Material Adverse Effect....................................  81
      8.4      Certificates...............................................  82
      8.5      Certified Copy of Charter, Resolutions, etc. ..............  82
      8.6      Opinion of Counsel for Sellers.............................  82
      8.7      Consents and Approvals.....................................  83
      8.8      Prohibitions...............................................  83
      8.9      Resignations...............................................  83
      8.10     Stock Certificates; Closing Documents......................  84
      8.11     Ancillary Agreements.......................................  84
      8.12     Outstanding Indebtedness...................................  84
      8.13     FIRPTA Affidavit...........................................  84
      8.14     Intercompany Accounts......................................  84

SECTION 9      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.............  85

      9.1      Representations and Warranties.............................  85
      9.2      Covenants..................................................  85
      9.3      Certificate................................................  85
      9.4      Certified Copy of Resolutions..............................  86
      9.5      Opinion of Counsel for Buyer...............................  86
      9.6      Consents and Approvals.....................................  86
      9.7      Prohibitions...............................................  87

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                                                                          Page
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      9.8      Closing Documents..........................................  87

SECTION 10     CLOSING DOCUMENTS..........................................  87

      10.1     By Sellers.................................................  87
      10.2     By Buyer...................................................  88

SECTION 11     TERMINATION................................................  88

      11.1     Right of Termination.......................................  88
      11.2     Effect of Termination......................................  90

SECTION 12     MISCELLANEOUS..............................................  90

      12.1     Fees and Expenses..........................................  90
      12.2     Rights of Third Parties....................................  90
      12.3     Confidential Information...................................  91
      12.4     Waiver.....................................................  92
      12.5     Specific Performance.......................................  92
      12.6     Entirety of Agreement......................................  92
      12.7     Prohibited Negotiations....................................  93
      12.8     Survival...................................................  93
      12.9     Arbitration................................................  94
      12.10    Attorney Fees..............................................  94
      12.11    Notices....................................................  94
      12.12    Amendment..................................................  96
      12.13    Further Assurances.........................................  96
      12.14    Governing Law..............................................  97
      12.15    Counterparts...............................................  97
      12.16    Binding Effect; Assignment.................................  97
      12.17    Meanings of Pronouns, Singular and Plural Words............  98
      12.18    Headings...................................................  98

PURCHASE AGREEMENT
      This Purchase Agreement (this "Agreement") is made and entered into as of the 14th day of August, 1998, by and among ALEC Acquisition Corporation, a Delaware corporation ("Buyer"), and CenturyTel of the Northwest, Inc., f/k/a Pacific Telecom, Inc., a Washington corporation ("CNI") and CenturyTel Wireless, Inc., f/k/a Century Cellunet, Inc., a Louisiana corporation ("CWI"), with CNI's and CWI's offices at 100 Century Park Drive, Monroe, Louisiana, 71203. CNI and CWI are sometimes hereinafter referred to individually as "Seller" or collectively as "Sellers".
                                 WITNESSETH:
                                 -----------

      WHEREAS, Century Telephone Enterprises, Inc., a Louisiana corporation ("Parent"), owns, directly or indirectly, all of the issued and outstanding shares of capital stock of CNI and CWI, and CNI and CWI own all of the issued and outstanding shares of capital stock of Telephone Utilities of Alaska Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom Cellular of Alaska, Inc. and Pacific Telecom of Alaska PCS, Inc. (collectively the "Alaska Entities");
      WHEREAS, Sellers desire to sell and Buyer desires to purchase all of the issued and outstanding shares of capital stock of the Alaska Entities (the "Purchase Transactions");
      WHEREAS, the Boards of Directors of CNI, CWI and Buyer have determined that this Agreement is in the best interest of their respective corporations and shareholders.
      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein the parties hereto agree as follows:
                                   -1-
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                                  SECTION 1
                                  ---------

                                 DEFINITIONS
                                 -----------

      1.1 Defined Terms. For all purposes of this Agreement, except as otherwise
      -----------------
expressly provided herein, terms defined above in the preamble and recitals shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

                  "Affiliate"  means (unless otherwise  provided  herein),  with
            respect  to  any  Person,   any  other  Person  that,   directly  or
            indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

                  "Affiliated  Group"  means any  affiliated  group  within  the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

                  "Alaska Entity" or "Alaska Entities" means, individually,  any one of, or collectively, all of, the following corporations listed below:

                        Telephone Utilities of Alaska, Inc.
                        Telephone Utilities of the Northland, Inc.
                        PTI Communications of Alaska, Inc. ("PTIC")
                        Pacific Telecom Cellular of Alaska, Inc. ("PTC") and its
                          wholly-owned subsidiary:
                          Pacific Telecom Cellular of Alaska RSA #1, Inc.
                        Pacific Telecom of Alaska PCS, Inc.

                  "Alaska Entity Employee" means any employee  actively employed by the Alaska Entities as of the Closing Date and shall not include any employee of an Alaska Entity who is retired or who is on long-term disability leave on the Closing Date.

                  "Alaska PCS Licenses" means, individually, any one of, or
            collectively,all of, the following PCS Licenses:

                       BTA          NAME
                       ---          ----
                       B014         Anchorage, Alaska
                       B136         Fairbanks, Alaska
                       B221         Juneau-Ketchikan, Alaska

                  "Alaska Stock" means all of the issued and outstanding capital stock of the Alaska Entities.

                  "Alaska  Telco  Entity"  or  "Alaska  Telco  Entities"  means, individually, any one of, or collectively, all of, the following corporations:

                  Telephone Utilities of Alaska, Inc.
                  Telephone Utilities of the Northland, Inc.
                  PTI Communications of Alaska, Inc.

                  "Applicable Law" means any federal,  state, or local (domestic or foreign) statute, law, rule, regulation or ordinance or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

                  "APUC" means the Alaska Public Utilities Commission.

                  "APUC  Licenses"  means  all  licenses,  permits,  franchises, certificates, consents, approvals and other authorizations issued by the APUC, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

                  "Basic  Trading  Area"  or "BTA"  shall  mean a  service  area designated as such in the Broadband PCS Reconsideration Order issued by the FCC.

                  "Budget" shall mean the approved 1998 capital expenditures and operating budget of the Alaska Entities  attached hereto as Schedule
                                                                        --------
            1.1.
            ----

                  "Business"  shall mean the  operations  and  businesses of the
            Alaska Entities conducted in the State of Alaska, including, without limitation, the provision of local exchange telephone services, Cellular Service, PCS (including any services or operations related to the Alaska PCS Licenses), or any other services in Alaska, as conducted since December 1, 1997, taken as a whole.

                  "Cellular  Service"  means the  provision  of  cellular  radio telephone service pursuant to authority granted by the FCC under the Communications Act and the regulations promulgated thereunder.

                  "Closing" means the closing of the  transactions  contemplated by this  Agreement,  to be  scheduled  and held in  accordance  with
            Section 2.3.

                  "Closing Date" means the date on which the Closing occurs,  as determined in accordance with Section 2.3.

                  "Closing Instruments" means, with respect to any Party hereto, all of the agreements, certificates, resignations, acknowledgments, releases, documents and other instruments to be delivered by such Party at or prior to the Closing, pursuant to Sections 8, 9 or 10.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Combined  Intercompany  Receivable" means the net amount owed by the Sellers and their Affiliates to the Alaska Entities, on a combined basis, netting all amounts that are Intercompany Accounts, as of August 31, 1998.

                  "Communications  Act"  shall  mean the  Communications  Act of
            1934, as amended, including the Telecommunications Act of 1996.

                  "Contract(s)" means, with respect to any specified Person, any written or oral, contract, agreement, lease, or commitment to which such Person or its properties are legally bound, or under which such Person is legally obligated, whether on an absolute or contingent basis.

                  "DOJ" means the U.S. Department of Justice.

                  "Employee  Benefit Plan" means each plan or agreement that any
            Alaska Entity maintains, administers, participates in, contributes to, or has any absolute or continent liability with respect to, or under which any employees of an Alaska Entity participate or benefit, that is (i) an "employee welfare benefit plan," as defined in Section 3(l) of ERISA ("Employee Welfare Benefit Plan"), (ii) an "employee pension benefit plan," as defined in Section 3(2) of ERISA, but excluding, any "multiemployer plans" ("Employee Pension Benefit Plan"), (iii) a "multiemployer plan," as defined in Section 4001(a)(3) and 3(37) of ERISA ("Multiemployer Plan"), (iv) a voluntary employees' beneficiary association and related trusts ("VEBA") or (v) a retirement or deferred compensation plan, incentive compensation plan, profit sharing plan, stock purchase plan, stock option plan, stock appreciation plan, restricted stock, unemployment compensation plan, chance in control plan, vacation pay, sick pay, death benefit, severance pay, bonus or benefit arrangement, medical, medical reimbursement, post retirement health, dental, disability, insurance or hospitalization program or benefit or any other fringe benefit arrangement for any director, officer, employee, consultant or agent, whether active or retired, and whether pursuant to contract, plan or any other legally binding arrangement, custom or understanding, that does not constitute an Employee Welfare Benefit Plan, Employee Pension Benefit Plan, Multiemployer Plan or VEBA.

                  "Encumbrances"  means  any and all  liens,  charges,  pledges, options, mortgages, rights of refusal, deeds of trust, security interests, claims, transfer restrictions, easements, title defects, and other restrictions or encumbrances of every type and description, whether choate or inchoate and whether imposed by law, contract or otherwise of any kind whatsoever.

                  "ERISA" means the Employee Retirement Income Security Act of
            1974, as amended.

                  "FCC" means the Federal Communications Commission.

                  "FCC  Licenses"  means  all  licenses,  permits,   franchises,
            certificates, consents, approvals and other authorizations issued by the FCC (including the Alaska PCS Licenses), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

                  "FTC" means the Federal Trade Commission.

                  "GAAP"  means  United  States  generally  accepted  accounting principles applied on a basis consistent with prior accounting periods.

                  "Governmental  Entity"  means  any  court or  tribunal  in any jurisdiction (domestic or foreign) or any public, governmental, legislative or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign), including but not limited to the DOJ, FCC, FTC, IRS or the APUC.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
            Act of 1976, as amended.

                  "Indebtedness"   means  all  debt  obligations   (whether  for
            principal,   interest,   premium,  fees  or  otherwise  and  whether
            classified as current or long-term) for or arising under (i) borrowed money (including all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments) or purchase money indebtedness; (ii) all reimbursement obligations under letters of credit, bankers' acceptances and similar instruments (whether or not matured) (iii) all obligations under conditional sale or other title retention agreements relating to property purchased, (iv) any sale-leaseback obligations or lease obligations that would be required to be capitalized in accordance with GAAP or (v) any guarantee or assumption of any of the foregoing, in clauses (i) through (iv) or guaranty to maintain minimum equity or capital in any Person or any similar obligation.

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" means, with respect to any Seller, actual
            knowledge of W. Bruce Hanks, R. Stewart Ewing, Jr., David D. Cole, Kenneth R. Cole, Nick Bowman, Calvin Simshaw, Murray Greer, Mary Cunningham, Chris Watkins and Gary Perleberg.

                  "Losses" shall have the meaning given it in Section 6.2.

                  "Material" means material to the Alaska Entities, taken as a whole.

                  "Material  Adverse Effect" means any effect that is materially adverse to the business, assets, properties, financial condition or results of operations of the Alaska Entities, taken as a whole.

                  "Material  Contract"  means any Contract of the type described in the first sentence of Section 3.14 or any other Contract the termination of which would be reasonably likely to have a Material Adverse Effect.

                  "Material   Indebtedness"  means  Indebtedness  in  excess  of
            $500,000 and including all indebtedness incurred or assumed pursuant to the Consolidating Telephone Loan Contract, dated as of June 1, 1987, between Telephone Utilities of the Northland, Inc., United States of America and Rural Telephone Bank, as amended, modified or supplemented to date.

                  "Net Working  Capital"  means  current  assets  minus  current liabilities, in each case, determined in accordance with GAAP on a combined basis, but shall exclude all intercompany payables,
            intercompany    receivables   and   other   intercompany    accounts
            (collectively, the "Intercompany Accounts") between any Alaska Entity, on the one hand, and Sellers or any Affiliate of Sellers
            (other than the Alaska Entities), on the other hand. For the purposes of this definition, current income Taxes payable are not to be included as Intercompany Account.

                  "Party" or "Parties"  means,  individually,  CNI, CWI or Buyer and, collectively, CNI, CWI and Buyer.

                  "PCS" or  "Broadband  PCS"  means the  provision  of  personal communications services in the 2GHz band, pursuant to authority granted by the FCC under the Communications Act and the regulations promulgated thereunder.

                  "PCS License" or "Broadband PCS License" shall mean an E Block
            Broadband 10 MHz PCS Permit granted by the FCC to construct and/or operate a telecommunications system to provide PCS in a particular
            Basic Trading Area.

                  "Permits" mean permits,  licenses,  franchises,  certificates, consents, approvals, and other authorizations issued or granted by Governmental Entities, including all FCC Licenses, all APUC Licenses and all such other authorizations issued or granted by the FCC or the APUC.

                  "Person"  means  any  individual,  corporation,   partnership,
            limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity, or other entity.

                  "Proceedings"  means  any and all  actions,  suits,  hearings, investigations or other proceedings by or before any arbitrator, court or Governmental Entity.

                  "Purchase  Price"  Purchase Price shall have the meaning given to it in Section 2.2(a) hereof.

                  "Subsidiary"   means,   with   respect  to  any  entity,   any
            corporation at least 50% of whose outstanding voting securities are owned, directly or indirectly, by such entity or any partnership, joint venture or other entity at least 50% of whose total equity interest is directly or indirectly owned by such entity.

                  "Tax(es)" means any federal,  state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, hearing impaired, 911 surcharge, estimated, or other tax or levy, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, declaration,  report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      1.2 Singular and Plural.  Defined terms in this Agreement  shall also mean
      -----------------------
in the singular number the plural, and in the plural number the singular.

      1.3  Capitalized  Terms.  In  addition to such terms as are defined in the
      -----------------------
preamble and recitals to this Agreement and in Section 1.1, any other capitalized term appearing herein shall have the meaning ascribed to it in the
Section in which it is defined.

                                  SECTION 2
                                  ---------

                             SALE OF PROPERTIES
                             ------------------

      2.1 Purchase and Sale.  Subject to the terms and conditions hereof, and in
      ---------------------
reliance upon the representations, warranties, covenants and agreements herein, at the Closing, Sellers agree to sell and deliver to Buyer and Buyer agrees to purchase, accept and pay for, all of Sellers' right, title and interest in and to the Alaska Stock, free and clear of all Encumbrances.


      2.2   Purchase Price; Adjustments.
      ---------------------------------

            (a) As consideration for the Alaska Stock, Buyer will pay to Sellers the sum of $415,000,000 (the "Purchase Price"), adjusted pursuant to
      Section 2.2(b) below.

            (b) The Purchase Price shall be adjusted (i)upwards or downwards,on a dollar-for-dollar basis by the amount that Net Working Capital of the Alaska Entities as of August 31, 1998 is either a positive or negative number, respectively; (ii) downwards, on a dollar-for-dollar basis by an amount equal to the amount of all long-term liabilities as of August 31, 1998 (excluding the current portion of long-term Indebtedness) of the Alaska Entities; (iii) upwards or downwards, on a dollar-for-dollar basis, by the amount that actual capital expenditures of the Alaska Entities have been greater or less than $18,199,000, in the aggregate, from January 1, 1998 until August 31, 1998;(iv) downwards,on a dollar-for-dollar basis,by the aggregate amount of dividends paid by the Alaska Entities to Sellers pursuant to Section 2.2(c);(v) upwards, on a dollar-for-dollar basis by the amount of Advances (as defined below) that Sellers make to the Alaska Entities from August 31, 1998 until the Closing that have not been repaid prior to the Closing;(vi) upwards, on a dollar for dollar basis, by an amount equal to $33,333.00 per day for each day from August 31,

      1998 through the day prior to the Closing Date; and (vii) upwards, on a dollar-for-dollar basis, by the Estimated Income Tax Amount (as defined in Section 7.2) (the aggregate net amount of the adjustments pursuant to subsections (i)-(iii) above being referred to as the "Adjustment Amount" and the aggregate net amount of the adjustments pursuant to (iv)-(vii) being the "Additional Amount").

              (c) In the event the Net Working Capital of the Alaska Entities at August 31, 1998 exceeds $2,000,000, Sellers and Buyer will cooperate to allow the Alaska Entities to pay cash dividends to Sellers between September 1, 1998 and the Closing Date (without any negative tax impact on the Alaska Entities or Buyer) equal to the amount by which Net Working Capital as of August 31, 1998 exceeds $2,000,000.

              (d) On the Closing Date, Buyer shall pay to Sellers, by wire transfer(s) of immediately available funds to the account(s) specified by
      Sellers:
                  (i) in the event that, on or prior to the Closing Date, the Adjustment Amount has been finally and conclusively determined pursuant to this Section 2.2, the Purchase Price, as adjusted by the Adjustment Amount and the Additional Amount, or

                  (ii) in the event that, as of the Closing Date, the Adjustment
            Amount has not been finally and conclusively determined pursuant to this Section 2.2, the Purchase Price as adjusted by the Additional Amount and as adjusted by the Estimated Adjustment Amount (as de-fined below); provided that, within five (5) business days of any final, binding, and conclusive determination of the Adjustment Amount (whether through non-objection, agreement, or otherwise), Buyer and

            Sellers shall recalculate the Purchase Price adjusted by the Adjust-ment Amount and the Additional Amount. If the Adjustment Amount is less than the Estimated Adjustment Amount, Sellers shall promptly pay to Buyer such difference (without interest). If, on the other hand, the Adjustment Amount is more than the Estimated Adjustment Amount, then Buyer shall promptly pay the amount of such excess (without interest) to Sellers.

            (e) As soon as practicable,but in no event later than November 30, 1998, Sellers shall prepare a combined balance sheet of the Alaska Entities as of August 31, 1998 (including the notes thereto, the "Signing Date Balance Sheet"). The Signing Date Balance Sheet shall be prepared in accordance with GAAP and shall be accompanied by a special report of KPMG Peat Marwick ("KPMG"), Seller's independent public accountants, resulting from agreed-upon procedures performed pertinent to the individual compo-nents of Net Working Capital (the "Special Report"). Buyer and Sellers agree to work together in specifying the agreed-upon procedures to be performed by KPMG no later than September 15, 1998. Sellers shall also prepare a certificate (the "Calculation Certificate") setting forth the amount (and the underlying calculation thereof) estimated to be the Adjustment Amount (the "Estimated Adjustment Amount"). Sellers shall deliver copies of the Signing Date Balance Sheet, Special Report and the Calculation Certificate to Buyer promptly after they have been prepared. Upon receipt of the Signing Date Balance Sheet, Special Report and Calculation Certificate, Buyer shall have thirty (30) days to notify Sellers in writing of any objections that they may have to such Calcu-lation Certificate. If no written objection is delivered by Buyer to Sellers within such thirty (30) day period, the Calculation Certificate shall conclusively be deemed to have been agreed upon by the Parties and shall be final, binding and conclusive with respect to all Parties hereto, and shall not be subject to review, absent manifest error. If, on the other hand, Buyer gives timely notice of their objections to the Calculation Certificate, Sellers and Buyer shall attempt to resolve any disputed matters by negotiating in good faith and attempting to agree in writing as to the Adjustment Amount. If Sellers and Buyer are unable to agree within fifteen (15) days from the date of delivery of Buyer's written objection, then Buyer and Sellers shall submit any disputed matters to a nationally recognized accounting firm mutually acceptable to both Buyer and Sellers (which shall not be any certified public accounting firm retained within the past two (2) years by either Buyer (or its majority shareholder), or Sellers to audit their respective financial statements). If Buyer and Sellers are unable to agree on a nationally recognized accounting firm within ten (10) days following the expiration of such fifteen (15) day period, then Sellers on the one hand and Buyer on the other shall each select a nationally recognized accounting firm (which shall not be any certified public accounting firm retained within the past two (2) years by either Buyer (or its majority shareholder) or Sellers to audit their respective financial statements), and the two firms selected shall together select a third nationally recognized accounting firm (which shall not be any certified public accounting firm retained within the past two (2) years by either Buyer or Sellers to audit their respective financial statements), to resolve the dispute. If the two accounting firms selected by the Parties are unable to agree within thirty (30) days on a third accounting firm to resolve the dispute, then either Buyer or Sellers may commence court proceedings to name a nationally recognized accounting firm (which shall not be any certified public accounting firm retained within the past two (2) years by either Buyer or Sellers to audit their respective financial statements), to resolve the dispute. The accounting firm selected hereunder to resolve the dispute shall make a final determination as soon as reasonably practicable of the actual amount of the disputed matters, which will be provided in writing to each Party, and its resolution shall be final, conclusive and binding, on all Parties to this Agreement and shall not be subject to judicial review. Each of the Parties agrees to execute, if necessary, a reasonable engagement letter with the accounting firm selected to resolve the dispute. All fees, costs, and expenses of the accounting firms selected pursuant to this Section shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.

      2.3 Signing and Closing. The signing of this Agreement will take place at
      -----------------------
the offices of Boles, Boles & Ryan in Monroe, Louisiana. The Closing of the transactions contemplated herein will take place at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York beginning at 10:00 a.m. local time on the first business day of the month following the month in which the satis-faction or waiver of all conditions to the obligations of the Parties set forth in Sections 8.7 and 9.6 occurs, or, if not then satisfied, as soon thereafter as all other conditions in Sections 8 and 9 have been satisfied or waived. The date on which the Closing occurs shall be known as the "Closing Date".

                                    SECTION 3
                                    ---------

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                    -----------------------------------------

      For the purpose of inducing Buyer to enter into this Agreement, Sellers hereby make the following representations and warranties to Buyer.

      3.1 Organization and Qualification of Sellers.  CNI is a corporation duly
      ---------------------------------------------
incorporated, validly existing and in good standing under the laws of the State of Washington. CWI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Louisiana. Each Seller possesses full corporate power and authority to carry on the business in which it is presently engaged, to own, lease and operate its properties and to enter into and perform its obligations under this Agreement.

      3.2  Authorization  of Agreement.  The  respective  Boards of Directors of
      --------------------------------
Parent and each Seller have duly approved and authorized the execution and delivery of this Agreement and the consummation of the Purchase Transactions, and no other corporate proceedings on the part of Parent or any Seller are necessary to approve or authorize the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the Purchase Transactions. Assuming due execution, delivery and performance of this Agreement by Buyer, this Agreement constitutes a valid and legally binding obligation of each Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting creditors' rights and the application of equitable principles in any action, legal or equitable.

      3.3  Alaska  Entities.  Schedule  3.3 sets  forth a listing of each of the
      ----------------------  -------------
Alaska Entities, their respective jurisdictions of incorporation and each Seller's equity interest therein.

      3.4  Organization  and  Qualification  of the Alaska  Entities.  Except as
      --------------------------------------------------------------
disclosed on Schedule 3.4, each of the Alaska Entities is duly  incorporated and
             ------------
validly existing and in good standing (to the extent such jurisdictions provide evidence of good standing) under the laws of the jurisdiction of its incorporation. Each Alaska Entity possesses full corporate power and authority to carry on the business in which it is presently engaged and to own, lease and operate its properties. Except as disclosed on Schedule 3.4 no Alaska Entity has failed to qualify as a foreign corporation in any state or jurisdiction where the nature of its activities or the character or location of its properties requires such qualification.

      3.5 Capital Stock and Equity Interests.  The Alaska Entities each have an
      --------------------------------------
authorized capitalization and the number of issued and outstanding shares as set forth on Schedule 3.5 hereto. All of the issued and outstanding shares of Alaska

Stock are owned,  directly  or  indirectly,  by either CNI or CWI,  as listed on
Schedule 3.5, have been duly authorized and are duly and validly issued and outstanding, fully paid and nonassessable, and are owned of record and beneficially by either CNI or CWI, except as indicated on Schedule 3.5, free and clear of any and all Encumbrances. There are no outstanding options, warrants or other rights of any nature providing for the purchase, issuance or sale of any stock of any of the Alaska Entities, and there are no outstanding securities or debt obligations of any of the Alaska Entities or any of the Sellers convertible into or exchangeable for shares of capital stock or equity interests of any of Alaska Entities. Upon the consummation of the transactions contemplated hereby, Buyer will acquire direct lawful title to all of the stock of the Alaska Entities, free and clear of all Encumbrances of any kind whatsoever.

      3.6 Organizational Documents. Sellers have delivered to Buyer true,correct
      ----------------------------
and complete copies of: (i) the articles or certificates of incorporation of each Seller and each Alaska

Entity, together with all amendments thereto, as certified by the Secretary of State of their respective corporate domiciles and (ii) the bylaws of each Seller and each Alaska Entity as currently in effect, as certified by the respective Secretary of each such entity.

      3.7 Financial  Statements.  Except as disclosed on Schedule  3.7,  Sellers
      --------------------------
have delivered to Buyer true, correct and complete copies of the unaudited (except as specified below) balance sheets and statements of income of each of the Alaska Entities for the year ending December 31, 1997 (the
"1997 Financial Statements") and have also delivered to Buyer true, correct and complete copies of unaudited balance sheets and income statements for the Alaska Entities, as of, and for the interim period ending, on June 30, 1998 (the "Interim Financial Statements" and, together with the 1997 Financial Statements, the "Financial Statements"). The 1997 Financial Statements for Telephone Utilities of the Northland, Inc. have been audited by Deloitte & Touche LLP, certified public accountants, and a copy of its statement of cash flows, statement of changes in shareholders' equity and unqualified opinion with respect thereto has been delivered to Buyer. The Financial Statements were prepared in accordance with GAAP
(except for any changes in accounting methods referred to in the notes thereto and subject in the case of unaudited interim financial statements to normal year end adjustments (the effect of which will not, individually or in the aggregate, be material) and, in the case of all unaudited
Financial Statements, the absence of footnotes) and fairly present (i) the financial condition of the Alaska Entities as of the respective dates thereof, and (ii) the results of operations of the Alaska Entities for the periods therein set forth. All such unaudited Financial Statements included in the Financial Statements reflect all adjustments that are necessary for a fair statement of the financial condition and results of operations for the periods presented therein, except as disclosed on
Schedule 3.7.
                                      -15-

      3.8   Absence of Material Changes.  Except as disclosed on Schedule 3.8,
      --------------------------------
since December 31, 1997, neither the Business nor any Alaska Entity has:

            (a) undergone any change in its business, assets, properties, financial condition, or results of operations other than changes in the ordinary course of business, none of which, individually or in the aggregate, has had or, to the knowledge of Sellers, would reasonably be expected to have a Material Adverse Effect, and there has not been any condition, event or occurrence which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect;

            (b) suffered any damage, destruction or loss, whether or not covered by insurance, that was, individually or in the aggregate, Material;

            (c) issued, sold, redeemed or repurchased any capital stock or other equity interests or securities convertible or exchangeable into, or granted any options, warrants or other rights to acquire, any such securities, or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock or equity interests; mortgaged, pledged or subjected to any Encumbrance any of its properties or assets valued, individually or in the aggregate, in excess of $250,000;

            (d) except in accordance with the Budget, incurred any Material Indebtedness or amended, varied or altered the payment obligations with respect to, or requested any waivers with respect to, the terms of any existing Material Indebtedness, or entered into, amended, modified or renewed or terminated any lease of material real estate or lease of material personal property;

            (e) entered into any transactions that create an impediment to satisfaction of the conditions and covenants contained in this Agreement or to timely consummation of the Closing;

            (f)  acquired or  disposed  of  any  assets  or   properties   not
      contemplated in the Budget having a value in excess of $250,000 in the case of any single item or $1,000,000 in the aggregate, or relocated or otherwise transferred any assets to other areas of Seller's operations;

            (g) merged or consolidated with any other corporation or entered into any joint venture, partnership or other similar arrangement or formed any other new material arrangement for the conduct of its business or made any material investment in the securities or businesses of any Person, or amended its certificate or articles of incorporation or bylaws;

            (h) received notice of any dispute, claim, event or condition of any character (including but not limited to any notices from any Govern-mental Entity) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (except for changes in accounting principles or interpretations adopted by the Financial Accounting Standards Board, changes in general economic conditions, including any change in the level of interest rates, or industry-wide changes in the regulatory environment, including but not limited to the loss of, or changes resulting from the loss of, the Rural Exemption (as defined in Section 251(f)(1) of the Communications Act));

            (i) terminated, modified, extended or amended any Material Contract or, except as contemplated in the Budget, entered into any Material Contract;

            (j) made any change in its accounting methods or practices other than changes in estimates related to the determination of expense accruals for health, pension and other post-retirement benefits which are disclosed in the Financial Statements;

            (k) hired any new employees, agents or representatives (except new employees, agents or representatives hired in the ordinary course of business consistent with past practice whose annual compensation is not expected to exceed $50,000) or entered into any new employment, severance, consulting or other compensation agreement with any director, officer, employee, agent or representative or other Person, except as contemplated herein;

            (l) increased the compensation (including bonuses, commissions, fringe benefits, severance or retirement benefits) payable or to become payable to any officer, director, employee, agent or representative, except increases required by written Contracts or Employee Benefit Plans then in effect and disclosed on Schedule 3.18 or increases and bonuses to employees who are not officers or directors in the ordinary course of business consistent with past practices or required by mandated ERISA changes, or adopted, committed itself to adopt, or amended or modified in any material respect or terminated any Employee Benefit Plan except as expressly permitted under this Agreement or as required by Applicable Law, or taken any action that could result in a withdrawal or partial withdrawal from a Multiemployer Plan;

            (m) amended, renegotiated or entered into any collective bargaining or similar agreement;

            (n) received any notice indicating that there exists any material labor unrest among its employees or that any group, labor union or similar organization has tried to organize any of its employees;

            (o) declared or paid any dividend or distribution with respect to its stock, other than dividends permitted pursuant to Section 6.15;

            (p) amended the Budget or otherwise taken any action to reduce the amount of capital spending identified in the Budget, or otherwise operated other than in compliance with the Budget in all significant respects;

            (q) settled or compromised any pending or threatened material Proceeding, or canceled, compromised, settled or given up, waived or released any material claims or rights;

            (r)  authorized, announced or implemented any new pricing, discount
      or  marketing   programs  or  introduced  any  new  services,   except  as
      specifically contemplated by the Budget; or

            (s) entered into any Contract or made any commitment to do or to take any of the actions referred to in subsections (a) through (r) of this
      Section 3.8.

      3.9   Indebtedness.  Except as disclosed on Schedule 3.9, all Material
      ------------------
Indebtedness of each Alaska Entity is prepayable at any time at the option of such entity, without premium or penalty, and none of such Material Indebtedness is subject to acceleration or a penalty upon change of control of any Alaska Entity (a "Change of Control"). Schedule 3.9 sets forth the prepayment terms with respect to all outstanding Material Indebtedness. No Alaska Entity is in default under any Contract evidencing any Material Indebtedness or in the performance, observance or fulfillment of any covenant or condition relating thereto, and to the knowledge of Sellers no event has occurred and is continuing which with the giving of notice or lapse of time, or both, would constitute a default, or result in the acceleration of or entitle any party to accelerate any obligation or right under any such Material Indebtedness.

      3.10 Litigation and Claims. Schedule 3.10 sets forth a list of each Material Proceeding in which any Alaska Entity is a party or which otherwise relates to the Alaska Entities. Except as specifically disclosed on Schedule 3.10, there are no decrees, judgments, fines, forfeiture, awards, orders or injunctions to which any Alaska Entity is subject, or which otherwise relates to the Alaska Entities, and there is no Proceeding pending, or to the Knowledge of Sellers, threatened against or relating to any Seller or any Alaska Entity or which otherwise relates to the Alaska Entities, that if determined adversely to such Seller or Alaska Entity, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      3.11  Title to Property and Leases. Set forth on Schedule 3.11 is a list
      ----------------------------------
of all real property and buildings owned or leased by any Alaska Entity or used in the Business with a value in excess of $250,000, with respect to owned properties, and monthly payments in excess of $10,000 with respect to leased properties. Except as set forth on Schedule 3.11, each Alaska Entity owns or leases all of the real and tangible personal property reflected on its December 31, 1997 balance sheet included in the Financial Statements except (i) property disposed of since said date for fair and adequate consideration in the ordinary course of business or dispositions which are not, in the aggregate, Material and
(ii) leases which have expired since said date and which are not, in the aggregate, Material. Except as disclosed on Schedule 3.11, title to all real and tangible personal property owned by each Alaska Entity is, in each case, held in the name of such Alaska Entity, and is good and lawful, marketable and free and clear of any Encumbrances, except for (i) Encumbrances arising under indentures, security interests, mortgages and/or deeds of trust securing indebtedness disclosed in the Financial Statements, (ii) Encumbrances for Taxes or assessments not yet due and payable or being contested in good faith, (iii) imperfections of title and Encumbrances, if any, that do not materially detract from the use, utility or value, or Materially interfere with the use or marketability of the property affected thereby, (iv) all rights reserved to or vested in any Governmental Entity to control or regulate any such entity's property or assets in any manner and (v) Encumbrances which are otherwise not in the aggregate Material. All real estate leases to which any Alaska Entity is a Party (collectively, the "Leases") are legal, valid and enforceable in accordance with their respective tenants, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and the application of equitable principles in any action, legal or equitable; no Alaska Entity is in default under any of such lease, and, to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time, or both, would constitute a default by any party under any such Lease. Each Alaska Entity owns or leases all the real and tangible personal property and assets necessary for the continued conduct of its present business in the ordinary course and in the manner it has been operated since January 1, 1998, except where the failure to own or lease such property or assets could not reasonably be expected to, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Alaska Entities purchase the predominance of their information services from Affiliates. The software associated therewith is not owned by or licensed to the Alaska Entities. The Alaska Entities utilize such software through license agreements between Affiliates and third parties and those agreements will not continue to be utilized beyond the Closing Date by any Alaska Entity unless such utilization is pursuant to the Transition Services Agreement.

      3.12  Sufficiency and Condition of Assets.
      -----------------------------------------

            (a) Except as disclosed in Schedule 3.12(a) or with respect to the services provided in the Transition Services Agreement, as of the Closing Date, Sellers will transfer to Buyer valid rights to use all of the assets, rights and/or interests which are used in, and are sufficient for, the operation of the Business as conducted by Sellers since December 1, 1997.

            (b) Except as disclosed on Schedule 3.12(b), all buildings, equipment and other tangible assets owned by each Alaska Entity are in good operating condition, reasonable wear and tear excepted, and do not require any maintenance or repairs except for routine maintenance and repairs that arise in the ordinary course of business, maintenance and repairs that are contemplated in the Budget or maintenance and repairs that in the aggregate are not Material in nature or cost.

            (c)  Prior  to the  date  hereof,  (i)  PolarNet,  Inc.,  an  Alaska corporation was merged with and into PTIC with PTIC as the surviving corporation, and (ii) MVI Corp., an Oregon corporation ("MVI") has transferred good title to each of the Alaska PCS Licenses, free and clear of all Encumbrances, to Pacific Telecom of Alaska PCS, Inc., a newly-formed wholly owned subsidiary of CNI, whose sole assets are and, as of the Closing, shall be the Alaska PCS Licenses.

      3.13  Insurance. Schedule 3.13 sets forth a list of all insurance policies
      ---------------
covering the businesses, properties and assets of the Alaska Entities. All such policies are in full force and effect. All property of any Alaska Entity of an insurable nature and of a character usually insured by companies carrying on similar businesses has been insured in such amounts and against such Losses
(as defined herein) as is customary for such companies. Since December 1, 1997, none of the Sellers has received notice of (a) any failure to pay premiums under any policy, (b) any cancellation of any Material policy, (c) any insurer denying any Material claim or (d) any insurer defending any Material claim with a reservation of rights, which, in any such case, relates to the Alaska Entities or the Business. Except as disclosed in Schedule 3.13, no liability policy to which the Alaska Entities is a party or under which the Business is covered has a deductible in excess of $100,000.00.

      3.14 Contracts.  Schedule 3.14 identifies all Contracts to which an Alaska
      --------------
Entity is a party that are not terminable within one year from the date hereof or which obligate any Alaska Entity to make annual payments in excess of $250,000. Each Material Contract to which any Alaska Entity is a party is valid, binding and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting creditor's rights and the application of equitable principles in any action, legal or equitable and, except as set forth on Schedule 3.14, the Alaska Entities are not in default under any such Material Contract, and to Seller's Knowledge, no event has occurred which, with notice or lapse of time, or both, would constitute such a default, or result in the acceleration of or entitle any party to accelerate any obligation or right under any such Contract, except such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.14 no Material Contract contains any provision providing that it may be canceled, terminated or accelerated upon a Change of Control, provides for any changes in the rates or other terms upon a Change of Control, or requires the consent to such a Change in Control. Each Alaska Entity has in effect all Material Contracts that are necessary for the conduct of its business as presently conducted in the ordinary course. Except as set forth on

Schedule 3.14, no Seller or any Affiliate of any Seller (other than the Alaska Entities) is a party to any agreement for the benefit of any Alaska Entity or the Business. Except as set forth on Schedule 3.14, there are no Contracts which restrict or inhibit the ability of the Alaska Entities or any stockholder or Affiliate thereof from doing business in any manner or in any geographic location. To the extent this Section 3.14 relates to oral Contracts entered into prior to December 1, 1997, the representations and warranties contained herein with respect to such oral contracts shall be deemed to be qualified by the phrase "to the Knowledge of Sellers."

      3.15  No Violation.  Except as disclosed on Schedule 3.15, with respect to
      ------------------
each Seller and each Alaska Entity, the execution, delivery, and performance of this Agreement and the consummation of the Purchase Transactions will not: (1) violate or conflict with or result in a breach of the articles or certificate of incorporation or bylaws of any Seller or any Alaska Entity, (ii) except as disclosed in Schedule 3.15, violate or conflict with, or result in the imposition or creation of any Encumbrance upon or in any of the Alaska Stock or properties or assets owned or leased by any of the Alaska Entities pursuant to any Applicable Law or any other material restriction of any kind or character to which any Seller or any Alaska Entity is or may be subject or by which any of them or any of their assets or properties is or may be bound or (iii) conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or passage of time or both) any obligation or right under, or require a consent or create a penalty or increase any Seller's or Alaska Entities' payment or performance obligations under, any Encumbrance, order, arbitration award, judgment or decree, or any Material Contract or Permit, to which any Seller or any Alaska Entity is a party or by which any of them or any of their property is bound.

      3.16  Undisclosed Liabilities.  Except as set forth in Schedule 3.16 or in
      -----------------------------
any of the other Schedules to this Agreement, no Alaska Entity has any liability or obligation of any nature, whether accrued, absolute, contingent, known, unknown or otherwise, and whether due or to become due, which was not reflected in the Financial Statements, except for liabilities and obligations incurred by such Alaska Entity in the ordinary course of business since December 31, 1997, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      3.17  Compliance with Laws, Permits. Set forth on Schedule 3.17 is a list
      -----------------------------------
of all Material Permits (and the beneficiaries and holders thereof) under which the Alaska Entities or the Business provide or are authorized to provide local exchange telephone services, cellular telephone services, cable television services, personal communication services, or any other services provided by the Alaska Entities or, in connection with the Business, the Sellers. Except as disclosed on Schedule 3.17 each of the Alaska Entities and the Sellers has complied with all Applicable Laws except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Alaska Entity has obtained all Material Permits required in order to conduct the Business as presently conducted. The present use by each Alaska Entity of its properties and the conduct of the Business does not violate any Applicable Law or Permit, except where such violations, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Permits which are Material are in full force and effect, have been legally and validly issued, and will continue in full force and effect after the Closing Date without the consent, approval or act of, or the making of any filing with, any Governmental Entity, subject to the receipt of the approvals and the completion of the filings described in
Section 5.1 hereof. No Alaska Entity is in default under the terms of any Permit which is Material and no such entity has received written notice of any default thereunder. Except as disclosed on Schedule 3.17, no Government Entity has notified any Alaska Entity of its intent to modify, revoke, terminate or fail to renew any Permit which is Material.

      3.18  ERISA.
      -----------
            (a) Set forth on Schedule 3.18 hereto is a list identifying each "Employee Benefit Plan". Except for any plan that is a Multiemployer Plan, the Sellers have made available to Buyer accurate and complete copies of all Employee Benefit Plans maintained, adopted or participated in by any Alaska Entity (and, if applicable, the related trust agreements) and all amendments thereto, together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Employee Benefit Plan. For purposes of this
      Section 3.18 only, an "Affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.

            (b) Except as disclosed on Schedule 3.18, (i) no Employee Benefit Plan constitutes a Multiemployer Plan, and (ii) no Employee Benefit Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Employee Benefit Plan. No Alaska Entity has incurred any Material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Employee Benefit Plan covered or previously covered by Title IV of ERISA. Each Alaska Entity has paid and discharged promptly when due all liabilities and obligations with respect to any Employee Benefit Plan arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of an Encumbrance against any of the assets of any Alaska Entity or assets currently held by Sellers, but which would, upon consummation of the transactions contemplated hereby, be assets of any Alaska Entity. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Benefit Plan has made or will make any Alaska Entity, subject to any liability under Section 502(i) or (1) of Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

            (c) Each Employee Benefit Plan which is designated on Schedule 3.18 as being intended to be qualified under Section 401(a) of the Code is so qualified, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. CNI has made available to Buyer accurate and complete copies of the most recent IRS determination letters with respect to any such Employee Benefit Plans and the related trust that have not been revoked. Each Employee Benefit Plan is being maintained, in all Material respects, in compliance with its terms and with the requirements prescribed by all Applicable Law, except where the failure to so maintain such Employee Benefit Plan would not have a Material Adverse Effect.

            (d) Except as set forth on Schedule 3.18, since January 1, 1991, no Alaska Entity has maintained or contributed to a Multiemployer Plan. Except as set forth on Schedule 3.18, with respect to each Multiemployer Plan in which any Alaska Entity participates or has participated,(i) since January 1, 1991, no Alaska Entity has withdrawn, partially  withdrawn,  or received  any notice of any claim or demand for withdrawal liability or partial withdrawal liability and (ii) the transaction contemplated by this Agreement does not constitute a withdrawal or partial withdrawal under any Multiemployer Plan maintained or previously maintained or contributed to by any Alaska Entity. Until the Closing, Sellers will advise Buyer in the event that any Alaska Entity has received any notice (i) that any Multiemployer Plan is in reorganization,
      (ii) that increased contributions may be required to avoid a reduction in Multiemployer Plan benefits or the imposition of any excise tax, (iii) that any Multiemployer Plan is or may become insolvent, (iv) that any Multiemployer Plan is a party to any pending merger or asset transfer, or
      (v) that any Pension Benefit Guaranty Corporation ("PBGC") proceedings against or affecting any Multiemployer Plan have been initiated.

           (e) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Benefit Plan, and all contributions for any period ending on or before (i) August 31, 1998 and (ii) the Closing Date, that are not yet due will be paid to each Employee Benefit Plan or accrued in accordance with past custom and practice, and to the extent they relate to the Alaska Entity Employees will be fully reflected on the financial statements of the Alaska Entities as of (i) August 31, 1998 and (ii) the Closing Date, respectively. All premiums, including without limitation, premiums payable to the PBGC, or other payments for all periods ending on or before the Closing Date which have become due have been paid or will be paid prior to the Closing Date with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan and, to the extent they relate to the Alaska Entity Employees, any unpaid premiums will be fully accrued on the financial statements of the Alaska Entities as of (i) August 31, 1998 and (ii) the Closing Date, as appropriate.

            (f) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, Summary Plan Descriptions, and reports required by Labor Department Regulation Section 2520.104-23) have been filed or distributed appropriately with respect to each Employee Benefit Plan (other than any Multiemployer Plan) except where failure to do so would not have a Material Adverse Effect. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met in all material respects with respect to each such Employee Benefit Plan (other than any Multiemployer Plan) which is an Employee Welfare Benefit Plan. No claim, lawsuit, arbitration or Proceeding is pending or to Sellers' Knowledge has been threatened, asserted or instituted against CNI, CWI or any Alaska Entity, or any Employee Benefit Plan (other than any Multiemployer Plan) in connection with or arising out of, directly or indirectly, Part 6 of Subtitle B of Title I of ERISA as it applies to the Alaska Entities, and, to Sellers' Knowledge, there are no facts that exist which could give rise to any such claims or other Proceedings.

            (g) Except as set forth on Schedule 3.18, no Alaska Entity maintains or contributes to or is required to contribute to any material Employee Welfare Benefit Plan or other program or arrangement providing medical, health, or life insurance or other welfare-typ benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Section 4980B of the Code or Sections 601-607 of ERISA).

            (h) Except as set forth on Schedule 3.18, consummation of the transactions contemplated herein (either alone or in conjunction with any other event) will not entitle any officer or employee of any Alaska Entity to severance pay and will not increase, or accelerate the time of payment or vesting, of, any compensation due to any officer, director or employee of any Alaska Entity under any Employee Benefit Plan.

            (i) Except as indicated on Schedule 3.18, the fair market value of the assets of each Employee Benefit Plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code exceeds the amount of benefit liabilities for such plan, computed on a termination basis utilizing PBGC factors. Except as indicated on Schedule 3.18, to Seller's Knowledge, the fair market value of the assets of each Multiemployer Plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code exceeds the amount of benefit liabilities for such plan, computed on a termination basis utilizing PBGC factors.

            (j) No Employee Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated in the preceding six years. The PBGC has not instituted proceedings to terminate any Employee Benefit Plan. There has been no reportable event (as such term is defined in Section 4043(c) of ERISA) with respect to an Employee Benefit Plan for which notice to the PBGC has not, by rule or regulation, been waived or which, individually or in the aggregate with other reportable events, would have a Material Adverse Effect.

            (k) There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, or to Seller's

      Knowledge, which have been threatened against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which could reasonably be expected to result in any material liability of any Alaska Entity to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Employee Benefit Plan or any participant in an Employee Benefit Plan.

            (l) The Alaska Entities are in compliance with the Family and Medical Leave Act of 1993, except with respect to any noncompliance that would not reasonably be expected to have a Material Adverse Effect. The Alaska Entities and each member of their business enterprises have complied with the Worker Adjustment and Retraining Notification Act, except with respect to any noncompliance that would not have a Material Adverse Effect.

      3.19  Environmental Matters.  Except as set forth on Schedule 3.19:
      ---------------------------

            (a) Each Alaska Entity possesses all Permits which are Material that are required under Applicable Laws relating to pollution or the protection of the environment, including, without limitation, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of all hazardous substances or hazardous wastes (collectively, "Environmental Laws"). Each Alaska Entity is in Material compliance with all Environmental Laws. For purposes of this Section 3.19, "hazardous substances" and "hazardous wastes" are materials defined as "hazardous substances", "hazardous wastes", "hazardous constituents", "pollutants" or "contaminants" in (i) the Comprehensive Environmental Response, Compensation and

      Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and any amendments thereto and regulations thereunder, (ii) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, and any amendments thereto and regulations thereunder or (iii) any other Environmental Law regulating gasoline, diesel fuel and other petroleum hydrocarbons, including without limitation asbestos and polychlorinated biphenols ("PCBs").

            (b) No Alaska Entity has been subject to any enforcement actions or lawsuits pursuant to, nor has it received any notice from any Governmental Entity of any Material violations of, any Environmental Law, and, to the Knowledge of Sellers, there are no facts or circumstances that it currently anticipates could reasonably be expected to form the basis of a claim or citation against any Alaska Entity for a violation of any such Environmental Laws, except for violations that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (c) There are no hazardous substances or hazardous wastes (or any asbestos, fuel oil or other petroleum compounds or PCBs) used, disposed of, discharged or stored by any Alaska Entity, except in the ordinary course of their business and in Material compliance with all Environmental Laws. At no time has any Alaska Entity caused or, to the Knowledge of Sellers, permitted, hazardous wastes, hazardous substances or any other such materials to be treated, stored, disposed of, released, discharged or deposited on, under, at or from premises owned or operated by any Alaska Entity, which materials if known to be present, would reasonably be anticipated now to require the expenditures of a Material amount for clean-up, removal, response, remediation or other obligations ("Response") under any Environmental Law.

            (d) To the Knowledge of Sellers, there are no disposal sites for hazardous substances, hazardous wastes or any other wastes located on or under the real estate now owned or operated by any Alaska Entity. Each Person retained by or on behalf of any Alaska Entity to handle, transport or dispose of hazardous substances, hazardous wastes or other wastes since June 11, 1993 was, to the Knowledge of Sellers then duly licensed under all Applicable Laws to handle, transport or dispose of such substances or wastes, and, in each instance in which the hazardous substances or hazardous wastes of the Alaska Entities were disposed of, the disposal site was, to the Knowledge of Sellers, then duly licensed under all Applicable Laws to receive such substances or wastes. To the Knowledge of Sellers, none of the disposal sites that in the past have been the recipient of hazardous substances or hazardous wastes generated by any Alaska Entity are or have been listed on the US EPA National Priority List or are Superfund or other sites subject to Response under any Environmental Law.

            (e) CNI has provided Buyer with access to true and complete copies of any reports, studies, analyses or tests currently in its or its Affiliates' possession pertaining to hazardous substances or hazardous wastes or concerning compliance with environmental laws in, on or under the real estate owned or operated by any Alaska Entity.


      3.20  Employees.
      ---------------

            (a) CNI has provided to Buyer a list by job location or employing entity of each employee of any Alaska Entity together with each such person's date of hire, employment status (e.g., active, long-term disability, retired, etc.), position or function, and annual base salary or wages, including any incentive or bonus arrangement with respect to such person.

            (b) Sellers have provided to Buyer a list of all Contracts between any Alaska Entity, or, with respect to any Alaska Entity Employees, any Seller, on the one hand, and any union or collective bargaining unit, on the other hand.

            (c) Sellers have provided to Buyer a list and copies by bargaining unit of each employee of any Alaska Entity who is a member of any collective bargaining unit of any Alaska Entity, together with each such person's classification or position, job location, and bargaining unit seniority date.

            (d) The estimated liability for all welfare benefit claims, including, without limitation, life insurance, accidental death and dismemberment, medical, dental,vision, health and disability claims and expenses incurred by any employee of the Alaska Entities and his or her eligible dependents on or prior to August 31, 1998 will be recorded on the Signing Date Balance Sheet. For purposes hereof, a claim or expense shall be considered to be incurred when the service giving rise to the claim or expense is provided.

      3.21  Tax Matters.  Except as disclosed on Schedule 3.21:
      -----------------

            (a) Each of the Alaska Entities has filed or caused to be filed all Tax Returns that it was required to file or which were required to be filed with respect to it. All Taxes owed by any of the Alaska Entities and the Affiliated Group shown on such Tax Returns have been paid. None of Parent and its Affiliated Group or the Alaska Entities currently is the beneficiary of any extension of time within which to file any Tax Return.

            (b) Each Alaska Entity has withheld and paid all Material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) There is no dispute or claim concerning any Tax Liability of the Alaska Entities claimed or raised by an authority in writing.

            (d) Each of the Alaska Entities have (and as of the Closing Date will have) made all deposits required with respect to Taxes.

            (e) No waiver of any statute of limitations as to any Tax assessment or deficiency which affects any Alaska Entity has been given by CNI, CWI, Parent's Affiliated Group or any of the Alaska Entities.

            (f) None of CNI, CWI or its Subsidiaries, the Alaska Entities or Parent's Affiliated Group has filed a consent under Section 341(f) of the Code.

            (g) None of the Alaska Entities is obligated to make any payments that will not be deductible under Section 280G of the Code.

            (h) None of the Alaska Entities is a party to any Tax allocation or sharing contract.

            (i) Neither the Alaska Entities nor any of their Subsidiaries has been a member of an affiliated group filing a consolidated federal Tax Return (other than Parent's Affiliated Group or PacifiCorp's Affiliated Group or as set forth on Schedule 3.21) or has any liability for the Taxes of any person (other than any of Sellers or Parent's Affiliated Group or Pacificorp's Affiliated Group)under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law).

            (j) As of August 31,1998, there will be no deferred Tax liabilities based upon any intercompany transactions between or among the Alaska Entities.

            (k) The unpaid Taxes of the Alaska Entities (i) did not, as of December 31, 1997, or June 30, 1998, exceed by any Material amount the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the combined balance sheets of the Alaska Entities (other than in any notes thereto) as of December 31, 1997 or June 30, 1998, respectively, and (ii) will not exceed that reserve as adjusted for the passage of time through August 31, 1998 and as reflected on the Signing Date Balance Sheet in accordance with the past custom and practice of the Alaska Entities in filing their Tax Returns.

            (l) For both accounting and rate making purposes in its regulated books of account, each Alaska Telco Entity has been using, and will continue to use up to the Closing Date, a normalization method of accounting as described in Section 167(l) (as in effect at the time the related assets were placed in service) and 168(i) of the Code for the federal Tax effect of the use of accelerated depreciation.

            (m) For both accounting and rate-making purposes in its regulated books of account, each Alaska Telco Entity has been using, and will continue to use through the Closing Date, a method of accounting for investment credits which conforms with the requirements of Section 46(f) of the Code, as in effect at the time the related assets were placed in service.

            (n) The regulated books of account of each Alaska Entity will reflect the Tax payments made by each Alaska Telco Entity through the Closing Date.

            (o)  None of the Alaska Entities are subject to any foreign Tax.

            (p) Sellers are, and on the Closing Date will be, eligible to make an election under Section 338(h)(10) with respect to the sale of the Alaska Stock pursuant to this Agreement.

      3.22  No Finder.  Except as disclosed on Schedule 3.22, no Alaska Entity
      ---------------
has paid or become obligated, nor will any Alaska Entity upon consummation of the transactions contemplated herein become obligated, to pay any fee or any commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.

      3.23  Labor Relations.  Except as disclosed on Schedule 3.23, none of the
      ---------------------
following is presently pending, or to the Knowledge of Sellers, is contemplated or threatened, against any Alaska Entity (except for those items, which, in the aggregate, would not reasonably be expected to leave a Material Adverse Effect):

            (a) Unfair labor practice charges, complaints or Proceedings, or representation elections, petitions or demands;

            (b) Grievances or arbitration demands arising pursuant to any collective bargaining agreement or other Contract;

            (c) Claims, charges, complaints or other Proceedings alleging wrongful discharge, breach of any employment Contract or right, or breach of public policy, unlawful retaliation, or employment discrimination of any nature including but not limited to sex (including pregnancy, equal pay and sexual harassment), race, color, national origin or ancestry, age, religion, disability or handicap, AIDS or HIV-positive status, sickle cell trait, veterans' status, or the perception of any such character-istic, or any other characteristic or condition protected under any Applicable Law or enactment;

            (d) Work stoppages, strikes or other concerted action by Alaska Entity Employees;

            (e) Payments for or provisions for payments to any former employee or person who retired from any Alaska Entity of any post-retirement health insurance or other healthcare benefit (other than a benefit pursuant to an Employee Benefit Plan disclosed in Schedule 3.18), or payments for or provisions for payments to any such former employee or person of any retiree health insurance or other health-care benefit;

            (f) Employment-related claims or investigations including but not limited to those arising under the Occupational Safety and Health Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; or any corresponding or related Applicable Law or enactment; or

            (g) Worker's compensation disability claims.

      3.24  Rights to Trade Name. To the Knowledge of Sellers, each of the
      --------------------------
Alaska Entities currently possesses (either through direct ownership or pursuant to the License Agreement) all rights to the use of the name "PTI", "Cellulink", "Pacific Telecom", "PTI Net" and "PTI Communications", and any trade marks, service marks or other depiction relating thereto in Alaska.

      3.25  Books and Records.
      -----------------------

            (a) The minute books of the Alaska Entities contain, in all Material respects, accurate records of all meetings of and corporate actions or written consents by the shareholders and directors of such entities.

            (b) Except as disclosed on Schedule 3.25, all of the other books and records of the Alaska Entities and all files, data and other materials relating to the businesses of the Alaska Entities have been prepared and maintained in accordance with good business practices and comply with all Applicable Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Alaska Entities do not have any of their records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that are not under their control, either through direct ownership or rights of use, except that Affiliates of the Alaska Entities provide services and retain records, systems, controls, data and other infor-mation and services.

      3.26  Intellectual Properties.
      -----------------------------

            (a)  The  use by the  Alaska  Entities  of the  respective  patents, trademarks, service marks, trade names, copyrights, design rights, computer programs or data bases, or applications or registrations therefor
      used  in  the  conduct  of  the   Business   (collectively   "Intellectual
      Property"), does not infringe on the rights of any Person, except for any such infringements that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Alaska Entities purchase the predominance of their information services from Affiliates. The software associated therewith is not owned by or licensed to the Alaska Entities. The Alaska Entities utilize such software through license agreements between Affiliates and third parties and those agreements will not continue to be utilized beyond the Closing Date by any Alaska Entity unless such utilization is pursuant to the

      Transition Services Agreement or Section 6.10. No Proceedings by or against any Alaska Entity or with respect to the Business are pending, or to the Knowledge of Sellers, threatened, that challenge the right of any Alaska Entity to use its Intellectual Property or challenge the right of any other Person to use the Intellectual Property of the Business, and no order, decree, judgment, stipulation, injunction, restriction or agreement restricts the scope of the use of the Intellectual Property in the conduct of the Business, except for any such Proceeding that would not reasonably be expected to have a Material Adverse Effect.

            (b) To the Knowledge of Sellers, neither the Sellers (in connection with the Business), the Business nor any Alaska Entity has infringed or violated any Intellectual Property of any Person, nor used without permission any confidential information, trade secrets, patentable or unpatentable inventions, technology, new ideas or know-how (collectively, "Proprietary Information") of any Person, including without limitation, any former employer of an employee of any Alaska Entity or any Seller.

            (c) To the Knowledge of Sellers, no other Person is currently using any Intellectual Property or Proprietary Information of any Alaska Entity or otherwise used in the Business in an unauthorized manner.

      3.27  Affiliate Transactions. Except as contemplated by this Agreement,the
      ----------------------------
only agreements or arrangements between Sellers and their Affiliates (other than the Alaska Entities), on the one hand, and the Alaska Entities, on the other hand, that will remain in place from and after the Closing are those items contemplated pursuant to the Transition Services Agreement.

      3.28  Telephone Operations. Since December 1, 1997, except as set forth on
      --------------------------
Schedule 3.28:
                                 -40-

            (a) no Alaska Telco Entity has elected to file interexchange tariffs under the FCC's price cap order;

            (b) no Alaska Telco Entity has any inventory, plant or equipment reflected on the Financial Statements that has been disallowed from the rate base or excluded from the revenue calculations for any pool (unless such assets are allocated to unregulated businesses) on the basis of used and useful, excess capacity or prudency findings in any order issued by APUC or the FCC or in any determination by an administrator of an interstate or intrastate pool, nor has any Alaska Entity received notification that the APUC or the FCC or any pool administrator proposes to exclude any such assets from the rate base or revenue calculations for the pools;

            (c) no Alaska Telco Entity has received any interconnection or resale request pursuant to Section 251 (c) of the Communications Act of 1934, as amended;

            (d) no Alaska Telco Entity is subject to any pending or, to the Knowledge of Sellers, threatened earnings reduction Proceeding; and

            (e) no Alaska Telco Entity has agreed to, and no Alaska Telco Entity currently intends to agree to, any reduction in its authorized revenues, except on a revenue neutral basis.

      3.29  Alaska Division Headquarters Relocation Costs. All costs and
      ---------------------------------------------------
expenses reasonably expected to be incurred by the Alaska Entities in connection with the transfer of the "Alaska Division" headquarters and the relocation of employees from Anchorage to Fairbanks, Alaska have been either paid, fully accrued on the balance sheet included in the Interim Financial Statements or will be fully accrued on the Signing Date Balance Sheet.

                                  SECTION 4
                                  ---------

                   REPRESENTATIONS AND WARRANTIES OF BUYER
                   ---------------------------------------

      For the purpose of inducing Sellers to enter into this Agreement, Buyer hereby makes the following representations and warranties to Sellers.

      4.1   Organization of Buyer. Buyer is a corporation duly incorporated,
      ---------------------------
validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is presently engaged, to own, lease and operate its properties, and to enter into and perform its obligations under this Agreement.

      4.2   Authorization of Agreement. The Board of Directors of Buyer has duly
      --------------------------------
approved and authorized the execution and delivery of this Agreement and the consummation of the Purchase Transactions, and no other corporate proceedings on the part of Buyer are necessary to approve or authorize the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Purchase Transactions. Assuming due execution, delivery and performance of this Agreement by the Sellers, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting creditors' rights and the application of equitable principles in any action, legal or equitable.

      4.3   No Violation. Except as disclosed on Schedule  4.3, the execution,
      ------------------
delivery, and performance of this Agreement and the consummation of the Purchase Transactions will not: (i) violate or result in a breach of or default or acceleration under the Certificate of Incorporation or bylaws of Buyer; (ii) result in the imposition or creation of any Encumbrance upon or in any of Buyer's assets or properties pursuant to any Applicable Law or any other material restriction of any kind or character to which Buyer is or may be subject or by which any of them or any of Buyer's assets or properties is or may be bound (other than in connection with the Financing Commitments); or (iii) conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or passage of time or both) any obligation or right under, or require a consent or create a penalty or increase any payment or performance obligations of Buyer under, any Encumbrance, order, arbitration award, judgment or decree, or any Contract or Permit, to which Buyer is a party or by which Buyer or any of its property is bound.

      4.4  Financing Commitments.  Buyer has obtained financing  commitments for
      -------------------------
$65 million of equity, as provided in the letters, dated the date hereof, true and complete copies which are attached hereto as Exhibit 4.4(a) (the "Equity Commitments") and for $410 million of debt, as provided in the letters, dated the date hereof, true and complete copies of which are attached hereto as
Exhibit 4.4(b) (the "Debt Commitments" and, together with the Equity Commitments, the "Financing Commitments"), which are sufficient to enable Buyer to financially consummate the Purchase Transactions contemplated hereby.

      4.5  Due Diligence.  Buyer is a  sophisticated  Person that was advised by
      ------------------
knowledgeable counsel and other representatives in connection with this Agreement, and Buyer and its representatives have been permitted access to the management, facilities and books and records of the Alaska Entities for the purpose of conducting a due diligence review and has had the opportunity to discuss with such management any such matters relating to the Alaska Entities and the Purchase Transactions as Buyer has elected in its sole discretion.

      4.6  Incorporation.  Buyer is a newly formed corporation which, as of the
      ------------------
date hereof, has no operations and has not conducted any business other than in connection with the Purchase Transactions contemplated by this Agreement, Buyer, as of the date hereof, has no assets other than the Financing Commitments.

      4.7  Buyer's Management. The anticipated management of Buyer has
      -----------------------
substantial experience and skill in the telecommunications industry and specifically with the Alaska Entities. Buyer's anticipated management recognizes that the Alaska Entities purchase the predominance of their information services from Affiliates. The software associated therewith is not owned by or licensed to the Alaska Entities. Additionally, the Buyers understand the Alaska Entities utilize certain software through license agreements between Affiliates and third parties and those agreements will not continue to be utilized beyond the Closing Date by any Alaska Entity unless such utilization is pursuant to the Transition Services Agreement.

                                  SECTION 5
                                  ---------

                           CONDUCT PENDING CLOSING
                           -----------------------

      5.1   HSR, FCC and APUC Approvals.
      ---------------------------------
            (a) The Parties shall, as promptly as practicable after the date hereof but in any event no later than 10 business days after the date hereof, file all notification reports required under the HSR Act, and
      file,  as  promptly  as  practicable  after  any  request  therefor,   any
      additional information required under the HSR Act.

            (b) The Parties shall cooperate and use their respective reasonable best efforts (i) to obtain all of such consents, approvals or statements of non-objection of the FCC and the APUC as shall be necessary for the consummation of the transactions contemplated by this Agreement, (ii) to defend such consents, approvals or statements of non-objection in any administrative or judicial review proceeding,(iii) to secure such consents, approvals or statements of non-objection free of any condition on any Alaska Entity, and (iv) if such consents, approvals or statements of non-objection impose any condition on any Alaska Entity, to use their best efforts to comply with or, if appropriate, to attempt to remove such condition; provided that nothing herein shall require Buyer to agree to, or operate subject to, any condition which would reasonably be expected to have a material adverse effect on Buyer and its subsid-iaries, taken as a whole after giving effect to the Closing. In furtherance thereof, the Parties shall submit to the FCC and the APUC, as promptly as practicable after the date hereof but in no event later than 10 business days after the date hereof, all correspondence, notifications, petitions, applications and other filings necessary to obtain such consents, approvals or statements of non-objection.


      5.2  Other Consents.  The  Parties  agree  to  cooperate  and  use  their
      -------------------
respective reasonable best efforts in obtaining the consents of any third parties (in addition to the FCC, APUC, DOJ or FTC, whose consents or approvals are covered in Section 5.1) required in connection with the transactions contemplated hereunder.

      5.3  Conduct of Business Prior to the Closing Date. Except as disclosed on
      --------------------------------------------------
Schedule 5.3, as otherwise permitted or required by this Agreement, or consented to in writing by Buyer, from the date hereof until the Closing Date, each Alaska Entity will, and Sellers will, as appropriate, cause each Alaska Entity to:

            (a) carry on its business in the ordinary course in all material respects in the same manner as heretofore conducted and maintain its existence and powers and all of its

      Material Permits and Material Contracts and books of account and records necessary to the conduct of its business (it being understood that each Alaska Entity will be deemed to have maintained any Material Permit or Material Contract if,in connection with the lapse of the normal term of any such Permit or Contract, such entity promptly secures a replacement Permit or Contract providing benefits to such entity substantially similar to the lapsed Permit or Contract);

            (b) not issue, sell, redeem or repurchase any additional capital stock or other equity interests or securities convertible into, or grant any options, warrants or other rights to acquire, any such securities, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or equity interests;

            (c) not hire any new employees, agents or representatives (except new employees, agents or representatives hired in the ordinary course of business consistent with past practice whose annual compensation is not expected to exceed $50,000) or enter into any new employment, severance, consulting or other compensation agreement with any director, officer, employee, agent or representative or other Person, except as contemplated herein;

            (d) not make any increase in the compensation (including bonuses, commissions, fringe benefits, severance or retirement benefits) payable or to become payable to any officer, director, employee, agent or represen-tative, except increases required by written Contracts or Employee
      Benefit Plans currently in effect and disclosed on Schedule 3.18 and increases and bonuses to employees who are not officers or directors in the ordinary course of business consistent with past practices or required by mandated

      ERISA chances, or adopt, commit itself to adopt, or amend or modify in any material respect or terminate any Employee Benefit Plan except as expressly permitted under this Agreement or as required by Applicable Law, or take any action that could result in a withdrawal or partial withdrawal from a Multiemployer Plan;

            (e) except in accordance with the Budget or pursuant to Advances contemplated by Section 6.12 incur any Indebtedness or enter into any financing transaction, or vary, or request any waivers with respect to, the terms of any existing Material Indebtedness, enter into, amend, modify or renew or terminate any lease of real estate or material lease of personal property, or create or allow the imposition of any Material Encumbrance, except pursuant to after-acquired title clauses in any security instruments in effect on the date hereof and listed on Schedule
      3.9 hereto;

            (f) not make any expenditure in excess of $250,000 except pursuant to a Contract or in accordance with the Budget, or enter into any Contract to make such an expenditure;

            (g) amend the Budget or otherwise take any action to reduce the amount of capital spending identified in the Budget, or otherwise operate other than in compliance with the Budget in all significant respects;

            (h) not sell, transfer, lease or otherwise dispose of any asset having a value in excess of $250,000 individually or $1,000,000 in the aggregate, or relocate or otherwise transfer any assets to other areas of Seller's operations;

            (i)  not  declare,   make  or  pay  dividends  or  distributions  to
      shareholders unless approved by Buyer as contemplated in and subject to Sections 2.2(c) and 6.15;

            (j) not amend its certificate or articles of incorporation or bylaws;

            (k) not settle or compromise any pending or threatened Proceeding, or cancel, compromise, settle or give up, waive or release any claims or rights;

            (l) advise and consult with Buyer with respect to (i) any matter which would reasonably be expected to have a Material Adverse Effect on the Business, or (ii) any proposed amendment to, or deviation from, the Budget;

            (m) consult with Buyer concerning labor relations issues prior to establishing the bargaining, agenda for any Alaska Entity and advise Buyer on the status of any collective bargaining with certified representatives of Alaska Entities Employees;

            (n) use commercially reasonable efforts to preserve intact the current organization of its business, keep available the services of its current officers and employees and maintain good relations with its suppliers, customers, creditors and employees;

            (o) maintain in effect insurance comparable in amount and scope of coverage to such insurance now carried by an Alaska Entity;

            (p) deliver to Buyer true, correct and complete copies of its monthly Financial Statements no later than 20 business days following the end of the previous month;

            (q) not take any action or omit to take any action that would result in the breach of any representation or warranty made pursuant to
      Section 3 hereof or cause any condition set forth in Section 8 or 9 not to be satisfied;

            (r) use commercially reasonable efforts to maintain the Rural Exemption, and to keep Buyer fully informed and communicate with the Consultant with respect to any chances in the status of such matter;

            (s) not enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of its business or make any material investment in or purchase any material assets or securities or businesses of any Person;

            (t) not enter into any noncompetition agreement or any other agreement which would restrict or inhibit the ability of the Alaska Entities to do business, except as contemplated hereby;

            (u) not authorize, announce or implement any new material pricing, discount or marketing programs or introduce any new services, except as specifically contemplated by the Budget;

            (v) not take any action, and shall not permit the Alaska Entities to take any action, which is inconsistent with, or not contemplated by, the Consulting Agreement (as defined in Section 5.8);

            (w) not permit a chance in its methods of maintaining its books, accounts or business records or, except as required by GAAP (in which event prior notice shall be given to Buyer), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes;

            (x) not make any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes or file any Tax Return other than a Tax Return filed in the ordinary course of business and prepared in a manner consistent with past practice;

            (y) not directly or indirectly allocate or charge costs or expenses related to services provided by Affiliates of the Alaska Entities except pursuant to the Transition Services Agreement; and

            (z)  not agree to take any action prohibited by this Section 5.3.

      5.4   Notification of Certain Matters.
      -------------------------------------

            (a) Sellers shall give prompt written notice to Buyer (i) if they become aware that any representation or warranty contained in Sections 3 or 4 was untrue or inaccurate in any material respect as of the date made or deemed made; (ii) if they become aware that any event has or has not occurred which causes or would be reasonably likely to cause any condition set forth in Sections 8 or 9 not to be satisfied; and (iii) of any failure or anticipated failure of any Seller or Alaska Entity to comply in any material respect with any covenant or agreement to be complied with at or prior to Closing.

            (b) Buyer shall give prompt written notice to Sellers (i) if it becomes aware that any representation or warranty contained in Sections 3 or 4 was untrue or inaccurate in any material respect as of the date made or deemed made, (ii) if it becomes aware that any event has or has not occurred which causes or would be reasonably likely to cause any condition set forth in Sections 8 or 9 not to be satisfied; (iii) of any failure or anticipated failure of Buyer to comply in any material respect with any covenant or agreement to be complied with at or prior to Closing; and (iv) upon receipt from The Chase Manhattan Bank ("Chase") of a notice pursuant the last sentence of the seventh paragraph of the Commitment Letter contained in Exhibit 4.4(b), which notice, in the case of subclause (iv) shall include a copy of any such notice received from Chase.

            (c) The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice; (ii) modify any condition to Closing set forth in Section 8 or Section 9; or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided however that notification that a Material Adverse Effect has occurred shall only give rise to Buyer's right to accept such Material Adverse Effect and proceed to the Closing of the Purchase Transactions or terminate this Agreement pursuant to Section 11 and with the effects described in Section 11.2.

      5.5   Notice of Litigation. Until the Closing,(i) Buyer, upon learning of
      --------------------------
the same, shall promptly notify Sellers of any Proceeding which is commenced or threatened against Buyer and which seeks to enjoin or impede the consummation of the transactions contemplated by this Agreement; and (ii) Sellers upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against any Seller or Alaska Entity and which seeks to enjoin or impede the consummation of the transactions contemplated by this Agreement, or which would otherwise reasonably be expected to have a Material Adverse Effect.

      5.6 Access to Information.  From the date hereof through the Closing Date,
      -------------------------
the Sellers shall afford to the officers, employees and authorized representatives of Buyer (including its independent public accountants, consultants and attorneys and the Consultant), complete access during normal business hours to (i) the offices, operations, properties and business and financial records (including computer files, retrieval programs and similar documentation, and including all Contracts and Permits and all FCC and APUC records) of the Alaska Entities, and of the Sellers, to the extent relating thereto, (ii) the Alaska Entities Employees and (iii) the outside accountants of the Sellers and the Alaska Entities and their workpapers relating to the Alaska Entities, in each case to the extent Buyer shall deem necessary or desirable,and shall furnish to Buyer or its authorized representatives such additional information concerning the respective operations, properties and business of the Alaska Entities,as Buyer shall reasonably request. No investigation made by Buyer or its authorized representatives hereunder shall affect the representations and warranties of Sellers hereunder, provided however that nothing contained in this Section
5.6 shall limit Buyer's notification obligations contained in Section 5.4(b).

      5.7   Maintenance of Financing Commitments. Buyer shall maintain in
      ------------------------------------------
effect until the Closing Date the Financing Commitments in form and substance reasonably satisfactory to Sellers and Sellers have advised Buyer that the Financing Commitments attached as Exhibits 4.4(a)and(b) hereto are in form and substance reasonably satisfactory to Sellers.

      5.8  Consulting  Agreement.  Sellers  shall enter into and comply with the
      --------------------------
terms of the consulting agreement with LEC Consulting Corporation, a Delaware corporation (the "Consultant"), in the form attached hereto as Exhibit 5.8 (the "Consulting Agreement"), as of the date hereof, pursuant to which the Consultant shall be retained to manage and operate the Business prior to Closing in accordance with the terms thereof. Any actions taken by Sellers or the Alaska Entities with the explicit approval or consent of, or at the direction of, the Consultant, shall be deemed to have been approved by Buyer for purposes of
Section 5.3 and shall be deemed not to be breaches of such covenant for purposes of Section 6.2 or 8.2.
                                  SECTION 6
                                  ---------

                            ADDITIONAL AGREEMENTS
                            ---------------------

      6.1  Public  Announcements. The Parties hereto covenant and agree that,
      --------------------------
except as provided below, none of them will make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein without the prior consent of Sellers, in the case of an announcement by Buyer, or the prior consent of Buyer in the case of an announcement by Sellers, as to the content and time of release of and the media in which such statement or announcement is to be made; provided, that each of the parties hereto expressly consents to the press releases being issued on the date hereof by the other party; and provided, further, that in the case of announcements which outside counsel for any Party believes such Party or its parent corporation is required by law or under applicable stock exchange (or similar securities trading) rules to make, issue or release, the making, issuing or releasing of any such announcement by such Party or its parent corporation shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than twenty-four (24) hours prior notice to the other Parties and shall have attempted, to the extent reasonably possible, to clear the content and time of such announcement, statement, acknowledgment or revelation with the other Party. Each Party hereto agrees that it will not unreasonably withhold any such consent or clearance. After the Closing Date, except as required by law, Buyer shall not make any public references to any Seller or any of its Affiliates in conjunction with references to this Agreement, its contents, the Purchase Transactions or Sellers' past operation of the Business or ownership of the Alaska Entities, except to identify any Seller as the past operator of the Business and the past owner of the Alaska Entities.

      6.2   Indemnification by Sellers.
      --------------------------------

            (a) If the Closing occurs, subject to the terms and conditions of this Section 6.2, including without limitation the limits on indemnity set forth in Section 6.2(d) hereof, Sellers, jointly and severally, shall on an after-tax basis indemnify and hold harmless Buyer and its Affiliates (including the Alaska Entities after the Closing) and their respective controlling persons, officers, directors and representatives (individually, "Buyer Indemnitee" and collectively, "Buyer Indemnities") from, and will pay to any Buyer Indemnitee the amount (net of any proceeds received by the Buyer Indemnities from any form of insurance, indemnity or other source of reimbursement, or other offsets or benefits, including tax benefits, obtained) of, any loss, liability, claim, judgment, damage, cost or expense (including, without limitation, interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) or diminution in value, whether or not involving a third-party claim (collectively, "Losses"), arising, directly or indirectly from or in connection with:

                  (i) any breach or violation of any representation or warranty of any Seller contained in this Agreement as of the date such representation or warranty is made or deemed made under Section 8.1 (other than those contained in Section 3.19 hereof, which are solely covered by Section 6.2(b) below) or a material breach of any agreement or covenant or any material failure of any Seller to perform any of its obligations under this Agreement; and

                  (ii) any Losses  resulting  from any  liability  of any of the
            Alaska Entities (A) for any Taxes of Sellers, the Alaska Entities and their Affiliates with respect to any Tax period or portion thereof ending on or before August 31, 1998 (or for any Tax period beginning before and ending after August 31, 1998 to the extent allocable (determined in a manner consistent with Section 7) to the portion of such period beginning before and ending on August 31, 1998) to the extent such Taxes are not reflected in the Net Working Capital of the Alaska Entities as of August 31, 1998, (B) any Taxes payable as a result of the
            Section 338(h)(10) Election (as hereinafter defined)),(C) for the unpaid Taxes of any Person (other than any of the Alaska Entities) under Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise and (D) for any Taxes attributable to any deferred income attributable to any deferred income by Reg. ss.ss. 1.1502-13 and 1.1502-14 or to any excess loss account taken into income under Reg. ss. 1.1502-19, in either case as a result of the consummation of the transactions contemplated hereby.

            (b)   (i)  After the date hereof, Sellers, jointly and severally, shall:
                        (A) hold Buyer and each Alaska Entity  harmless from any
                  Losses, incurred by such entity to remove or decommission all underground storage tanks identified on Schedule 3.19 or otherwise located on any property owned, leased or otherwise operated by any Alaska Entity (plus all associated expenses to remediate such sites in compliance with applicable Environmental Laws); and

                        (B) on an after-tax  basis,  indemnify and hold harmless
                  each Buyer Indemnitee for, and reimburse each Buyer Indemnitee against, any and all Losses (net of any proceeds received by the Buyer Indemnities from any form of insurance, indemnity by prior owner or other source of reimbursement, or other offsets or benefits including tax benefits obtained) arising directly or indirectly from or in connection with any breach or violation of any representation or warranty of any Seller contained in Section 3.19 of this Agreement.

                  (ii)  Except to the extent of the environmental indemnity in
            Section 6.2(b), Buyer covenants not to and to cause any Buyer Indemnitee not to sue, directly or indirectly, any Seller (or any Affiliate thereof) for damages, injunctive relief or any other relief or remedy in any way related to any hazardous substance or hazardous waste on under, in or from the real property owned or operated by any Alaska Entity (the "Real Property") or any non-owned and operated disposal sites and Buyer releases and agrees to cause each Buyer Indemnitee to release Sellers from any and all claims or liabilities arising out of such hazardous substances or hazardous wastes.

                  (iii) Buyer shall  have no right to claim  indemnity  for or relating to Losses pursuant to this Section 6.2(b) to the extent that such Losses could have been avoided or reduced through the exercise of due care or reasonable mitigation measures. Buyer shall also have no right to indemnification for or related to any Losses
            for  which  payment  is  obtained  from   insurance  or  from  other
            third-party sources. Prior to asserting a claim for indemnification or reimbursement against Sellers, Buyer shall use all reasonable efforts to initiate all claims for recovery of any claimed amounts from all other sources from which recovery may reasonably be sought and expected, including GovernmentalEntities, third parties or insurers. Any indemnity payment due under this
            Section 6.2(b) shall be subject to the limitations set forth in
            Section 6.2(d); provided, however, that no indemnity payment due under Section 6.2(b)(i)(A)shall be subject to such limitations except the $60,000,000 cap on the maximum amount of indemnification payable by Sellers pursuant to this Agreement. Sellers' environ-mental indemnity obligation shall be extinguished and be of no further force and effect as of November 1, 2002, except with respect to claims against Sellers for which Buyer has provided notice to Sellers in accordance with Section 6.2(c)(i), prior to such date.

            (c) The following procedures will govern indemnification of all claims against Sellers under this Agreement.

                 (i) A Buyer Indemnitee seeking indemnification hereunder shall give written notice to Sellers of any matter with respect to which the Buyer Indemnitee seeks to be indemnified (the "Buyer Indemnity Claim") prior to the expiration of the applicable survival period specified in Section 12.8. Such notice shall state the nature of the Buyer Indemnity Claim and, if known, the amount of the Loss. If the Buyer Indemnity Claim arises from a claim of a third party, the Buyer Indemnitee shall give such notice within a reasonable period of time after the Buyer Indemnitee has actual notice of such claim, and in the event that a suit or other Proceeding is commenced, within 20 days after receipt of written notice by the Buyer Indemnitee thereof. Notwithstanding anything herein to the contrary, the failure of a Buyer

            Indemnitee to give timely notice of a Buyer Indemnity Claim shall not bar such Buyer Indemnity Claim except and to the extent that the failure to give timely notice has materially impaired the ability of Sellers to defend the Buyer Indemnity Claim or the time period for claiming indemnification has expired.

                 (ii) Promptly after receipt by a Buyer Indemnitee of notice of the commencement of any Proceeding, the Buyer Indemnitee shall, if a claim in respect thereof is to be made against Sellers under this
            Section 6.2, give written notice to Sellers of the commencement thereof. Sellers, or any of them, shall be entitled to participate in such Proceeding and, to the extent that any Sellers may wish, to assume the defense thereof. If any Seller elects to assume the defense of such Proceeding, the Buyer Indemnitee shall cooperate in the defense of such Proceeding. Sellers shall pay such Buyer Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Sellers shall keep the Buyer Indemnitee reasonably informed as to the status of the defense of such Proceeding. If Sellers elect not to assume(or fail to assume) the defense of such Proceeding, the Buyer Indemnitee may assume the defense of such Proceeding with counsel of its choice (and reason-ably acceptable to Sellers) at the expense of Sellers. The Buyer Indemnitee shall conduct any such defense, and shall not settle any such Proceeding without the consent of Sellers, which shall not be unreasonably withheld. A Buyer Indemnitee shall have the right to employ separate counsel if, in such Buyer Indemnitee's reasonable judgment at any time, either a conflict of interest between such Buyer Indemnitee and any Seller exists in respect of such claim, or there may be defenses available to such Buyer Indemnitee which are different from or in addition to those available to any Seller and the representation of both parties by the same counsel would be inappropriate,and in that event (i) the reasonable fees and expenses of such separate counsel shall be paid by the Sellers and
            (ii) each of such Buyer Indemnitee and the Sellers shall have the right to conduct its own defense in respect of such claim. If Sellers elect to assume the defense of a Proceeding asserted against the Buyer Indemnitee or against the Buyer Indemnitee and any Seller,
            (A) no compromise or settlement thereof may be effected by Sellers without the Buyer Indemnitee's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by Sellers and the settlement includes an unconditional release of all claims against the Buyer Indemnitee and (B) the Buyer Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

           (d) (i) For purposes of this Section 6.2, the representations and warranties of the Sellers contained herein shall be deemed to have been made without the modifying language "material," "Material" "Material Adverse Effect," or "to the Knowledge of Sellers" (or modifying language of similar import). Accordingly,(A) all determinations under Section 6.2 as to whether a representation or warranty has been breached or violated shall be made as if such representation or warranty, as the case may be, contained no such modifying language, and (B) the amount of the Loss with
      respect  to  any  claim   arising  from  a  breach  or  violation  of  any
      representation or warranty of Sellers contained in this

      Agreement shall be determined without respect to any limitation of materiality or knowledge contained in such representation or warranty.

                  (ii) Notwithstanding any other provision in this Agreement, no indemnification shall be required to be made by Sellers pursuant to this Section 6.2 with respect to any individual claim for Losses for which the amount claimed is $10,000 or less. An individual claim for Losses greater than $10,000 shall be indemnified to the extent that the aggregate amount of all Losses exceeds $2,000,000. A claim for Losses that is less than $10,000 will not be considered in determining whether the aggregate amount of all Losses exceeds $2,000,000. In addition, the aggregate amount of indemnification payable by Sellers pursuant to this Agreement shall in no event exceed $60,000,000 except with respect to breaches of Section 3.5 as it relates to title to the stock of any of the Alaska Entities. Notwithstanding anything in this paragraph to the contrary, breaches of Section 3.21 shall not be subject to,or included for purposes of determining the amounts under, any of thresholds contained in this paragraph and the Buyer Indemnified Parties shall be indemnified to the full extent of any Losses thereunder, provided however that it shall be subject to the $60,000,000 cap. Seller's obligation to indemnify Buyer hereunder shall be extinguished and be of no further force and effect upon expiration of the applicable survival period specified in Section 12.8, except with respect to claims against Sellers for which Buyer has provided notice to Sellers prior to such expiration in accordance with Section 6.2(c)(i). Following the Closing, the sole remedy of Buyer for any breach of a representation, warranty or covenant (other than representations, warranties or covenants that specifically provide for equitable relief and subject to Section 12.5) made by Sellers pursuant to this Agreement (except for a claim based on common-law fraud) is to assert an indemnification claim pursuant to this Section 6.2 or any other provision of this Agreement providing for indemnity.

                  (iii) To the extent  included  in revenues  before  August 31,
            1998 and not booked as a payable at August 31, 1998, any amounts required to be refunded to NECA for the carrier common line pool for 1997 and the 8 months ended August 31, 1998 shall be reimbursed by the Sellers to the Alaska Entities without reference to the limits set forth in (ii) above.

            (e) For purposes of this Section 6.2, tax benefits shall include the present value of the benefit of the carry-forward losses that can reasonably be expected to be used before the expiration of the carry-forward period.

      6.3   Indemnification by Buyer.
      ------------------------------

            (a) If the Closing occurs, subject to the terms and conditions of this Section 6.3, including, without limitation, the limits on indemnity set forth in Section 6.3(c)(ii) hereof, Buyer shall, on an after-tax basis indemnify and hold harmless each Seller and their Affiliates and their respective controlling persons, officers, directors and representatives (individually, "Seller Indemnitee" and collectively, "Seller Indemnities") from and will pay to any Seller Indemnitee the amount (net of proceeds received by the Seller Indemnitee from any form of insurance, indemnity or other source of reimbursement, or other offsets or benefits, including tax benefits, obtained) of any Losses arising directly or indirectly from or in connection with:

                  (i) any breach or violation of any  representation or warranty of Buyer contained in this Agreement or a material breach of any agreement or covenant or any material failure of Buyer to perform any of its obligations under this Agreement;

                  (ii) the presence of hazardous  substances or hazardous wastes on, under, above or from the Real Property after the Closing Date, to the extent that such Losses are related to Buyer's use, operation or occupancy of the Real Property and to the extent that such Losses' were caused, contributed to or exacerbated by Buyer's activities, operations or omissions; or

                  (iii) any claim made for severance pay or other remuneration related to termination of employment occurring on or after the Closing Date.

            (b) The following procedures will govern indemnification of all claims against Buyer under this Agreement:

                  (i) A Seller Indemnitee seeking indemnification hereunder shall give written notice to Buyer of any matter with respect to which the Seller Indemnitee seeks to be indemnified (the "Seller Indemnity Claim") prior to the expiration of the applicable survival period specified in Section 12.8. Such notice shall state the nature of the Seller Indemnity Claim and, if known, the amount of the Loss. If the Seller Indemnity Claim arises from a claim of a third party, the Seller Indemnitee shall give such notice within a reasonable period of time after the Seller Indemnitee has actual notice of such claim,and in the event that a suit or other proceeding is commenced, within 20 days after receipt of written notice by the Seller Indemnitee thereof. Notwithstanding anything herein to the contrary, the failure of a Seller Indemnitee to give timely notice of a Seller Indemnity Claim shall not bar such Seller Indemnity Claim except and to the extent that the failure to give timely notice has materially impaired the ability of Buyer to defend the Seller Indemnity Claim or the time period for claiming indemnification has expired.

                  (ii) Promptly  after receipt by a Seller  Indemnitee of notice of the commencement of any Proceeding, the Seller Indemnitee shall, if a claim in respect thereof is to be made against Buyer under this
            Section 6.3, give written notice to Buyer of the commencement thereof. Buyer shall be entitled to participate in such Proceeding and, to the extent that Buyer may wish, to assume the defense thereof. If Buyer elects to assume the defense of such Proceeding, the Seller Indemnitee shall cooperate in the defense of such Proceeding. Buyer shall pay such Seller Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Buyer shall keep the Seller Indemnitee reasonably informed as to the status of the defense of such Proceeding. If Buyer elects not to assume (or fails to assume) the defense of such Proceeding, the Seller Indemnitee may assume defense of such Proceeding with counsel of its choice (and reasonably acceptable to Buyer) at the expense of Buyer. The Seller Indemnitee shall conduct any such defense, and shall not settle any such Proceeding without the consent of Buyer, which shall not be unreasonably withheld. A Seller Indemnitee shall have the right to employ separate counsel if, in such Seller Indemnitee's reasonable judgment at any time, either a conflict of interest between such Seller Indemnitee and Buyer exists in respect of such claim, or there may be defenses available to such Seller Indemnitee which are different from or in addition to those available to Buyer and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such separate counsel shall be paid by Buyer and (ii) each of such Seller Indemnitee and Buyer shall have the right to conduct its own defense in respect of such claim. If Buyer elects to assume the defense of an Proceeding asserted against the Seller Indemnitee or against the Seller Indemnitee and Buyer, (A) no compromise or settlement thereof may be effected by Buyer without the Seller Indemnitee's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by Buyer and the settlement includes an unconditional release of all claims against the Seller Indemnitee and (B) the Seller Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its
                                      -64-
            written consent (which shall not be unreasonably  withheld).

            (c) (i) For purposes of this Section 6.3, the representations and warranties of the Buyer contained herein shall be deemed to have been made without the modifying language "material" or "material adverse effect" (or modifying language of similar import). Accordingly, (A) all determinations under Section 6.3 as to whether a representation or warranty has been breached or violated shall be made as if such representation or warranty, as the case may be, contained no such modifying language, and (B) the amount of the Loss with respect to any claim arising from a breach or violation of any representation or warranty of Buyer contained in this Agreement shall be determined without respect to any limitation of materiality contained in such representation or warranty.

                  (ii) Notwithstanding any other provision in this Agreement, no indemnification shall be required to be made by Buyer pursuant to this Section 6.3 with respect to any individual claim for Losses for which the amount claimed is $10,000 or less. An individual claim for Losses greater than $10,000 shall be indemnified to the extent that the aggregate amount of all Losses exceeds $2,000,000. A claim for Losses that is less than $10,000 will not be considered in determining whether the aggregate amount of all Losses exceeds
            $2,000,000. In addition, the aggregate amount of indemnification payable by Buyer pursuant to this Agreement shall in no event exceed $60,000,000. Buyer's obligation to indemnify the Seller Indemnitee hereunder shall be extinguished and be of no further force and effect upon expiration of the applicable survival period specified in Section 12.8, except with respect to claims against Buyer for which a Seller Indemnitee has provided notice to Buyer prior to such expiration in accordance with
            Section 6.3(b)(i). Following the Closing, the sole remedy of a Seller Indemnitee for any breach of a representation, warranty or covenant (other than representations, warranties or covenants that specifically provide for equitable relief and subject to Section 12.5) made by Buyer pursuant to this Agreement is to assert an indemnification claim pursuant to this Section 6.3 or any other provision of this Agreement providing for indemnification.

            (d) For purposes of this Section 6.3, tax benefits shall include the present value of the benefit of the carry-forward losses that can reasonably be expected to be used before the expiration of the carry-forward period.

      6.4   Sellers Covenant Not to Compete.  Sellers agree that, from the date
      -------------------------------------
hereof until one year after the Closing Date, they will not, and will cause their Affiliates (other than the Alaska Entities prior to Closing) not to, own, manage, operate, promote or have any interest in (other than passive ownership of less than 10% of the equity interests of any publicly-held entity in which they do not have any board representation and do not have any positive or negative governance rights other than pro rata voting rights) or provide consulting or advisory services to any other corporation, entity or other Person engaged in the provision of any telecommunications services within the State of Alaska (provided Sellers and their Affiliates may provide such services to a Person not more than 10% of whose revenues are generated in the State of Alaska to the extent such consulting or advisory services are not provided primarily with or for the benefit of such Alaska related telecommunications services). Sellers agree that such restrictive covenant is reasonable in scope both in duration and geographic coverage. This covenant may be specifically enforced by Buyer.

      6.5   Employment Matters.
      ------------------------

            (a) Alaska Entity Employees. Following the Closing Date, the Alaska Entity Employees shall be employed by Buyer. Buyer shall be responsible for any reemployment rights of any employees of Alaska Entities.

            (b) Welfare Benefit Plans. Sellers and their Affiliates shall continue to provide coverage under Sellers' welfare benefit plans, including, without limitation, life insurance, accidental death and dismemberment, medical, dental, vision, health and disability ("Welfare Benefit Plans") for each eligible Alaska Entity Employee and his or her eligible dependents from August 31, 1998 to the Closing Date. Sellers shall retain the responsibility for all post-retirement benefit obligations and liabilities with respect to any employee of any Alaska Entity who retired prior to the Closing Date and Buyer shall not assume any liability with respect to such claims. Following the Closing Date, all Welfare Benefit Plan claims incurred by the Alaska Entity Employees and their eligible dependents after the Closing Date shall be Buyer's responsibility and shall be determined under Buyer's benefit plans. For purposes hereof, a claim or expense shall be considered to be "incurred" when the service giving rise to such claim or expense is provided.

            (c) Qualified Plan Transfer. Buyer shall provide for a defined contribution tax-qualified employee pension benefit plan and trust as a replacement plan and trust to accept from the Century Telephone
      Enterprises, Inc. Dollars & Sense Plan and Trust ("Dollars & Sense") a plan-to-plan transfer of assets, in cash, attributable to accounts of Alaska Entity Employees. The following shall apply to Alaska Entity
      Employees:

                  (i) the plan-to-plan  transfer may include one or more notes evidencing loans to the Alaska Entity Employee from Dollars & Sense;

                  (ii) the loan shall be maintained  under such replacement plan substantially in accordance with the current terms of such loan;

                  (iii) prior to such plan-to-plan transfer, Sellers shall provide Buyer with a copy of the latest favorable determination letter (which has not been revoked) recognizing the qualified status of Dollars & Sense under Section 401(a) of the Code;

                  (iv)  the  plan-to-plan   transfer  shall  occur  as  soon  as
            reasonably practicable following the Closing Date; and

                  (v) the  plan-to-plan  transfer  will be equal to the  account balances of the Alaska Entity Employees and any Buyer Employees (as defined herein), determined as of the close of business of the day immediately preceding the date of such transfer.

            Pacific Telecom Retirement Plan. Buyer shall provide for a defined benefit tax qualified employee pension benefit plan and trust as a replacement plan and trust to which shall be transferred or spun off, within a reasonable period of time after the Closing and after receipt by Buyer of a favorable determination letter that the Pacific Telecom Retirement Plan and the related trust are qualified under Section 401(a) of the Code, cash or cash equivalents, or to the extent requested by Buyer, assets, equal to an amount sufficient to fund, as of the Closing Date, benefits accrued by the Alaska Entity Employees and Buyer Employees under the Pacific Telecom Retirement Plan, based on the actuarial assumptions attached hereto as Exhibit 6.5(d), plus $250,000. For purposes of this Section 6.5, "Buyer Employees" shall include only those persons, who are employed by Buyer within 90 days of the Closing and who have a vested benefit under either Dollars & Sense or the Pacific Telecom Retirement Plan, as applicable.

            Controlled Group Liability. Neither Buyer nor any of the Alaska Entities shall be responsible for, and Sellers and their Affiliates shall pay for and, to the extent necessary, reimburse, Buyer and the Alaska Entities for any and all Losses arising out of or relating to any Controlled Group Liability (as hereinafter defined). For purposes hereof, "Controlled Group Liability" means any liability (a) under Title IV of ERISA, (b) under Section 302 of ERISA, and (c) under Sections 412 and 4971 of the Code, other than such liabilities that arise out of, or relate to, the employee benefit plans maintained exclusively for the benefit of the Alaska Entities Employee(s).

      6.6  Multiemployer  Plans.  After the date hereof and prior to Closing,
      -------------------------
Sellers agree to use their best efforts to ensure that no Alaska Entity withdraws or partially withdraws from any Multiemployer Plan. The Parties agree that the transactions contemplated by this Agreement do not constitute a withdrawal or partial withdrawal under any Multiemployer Plan maintained or previously maintained by any Alaska Entity, and the Parties agree to take no  position  inconsistent  therewith.  If  it is determined  that  following
the  Closing,   Sellers  or  Buyer  would  incur  a "withdrawal  liability"
within the meaning of Title IV of ERISA) as a result of a complete or partial withdrawal from any of the Multiemployer Plans listed on Schedule 3.18 on the day after the Closing, then (i) to the extent that such complete or partial withdrawal arises from or relates to the consummation of the Purchase Transactions, Sellers shall be responsible for such withdrawal liability and shall hold harmless and indemnify Buyer for any withdrawal liability assessed against or imposed upon Buyer or its Affiliates and (ii) in all other cases, Buyer shall be responsible for such withdrawal liability and shall hold harmless and indemnify Sellers for any withdrawal liability assessed against or imposed upon Sellers or their Affiliates.

      6.7 License of Tradenames. At the time of the Closing, Sellers shall grant
      -------------------------
to Buyer perpetual exclusive royalty-free licenses in Alaska of the trademarks, tradenames and service marks of Pacific Telecom, Inc. and PTI Communications, Inc., including, without limitation, "Cellulink", "Digicall", "Digitrex", "Pacific Telecom", "PTI", "PTI Communications", "The Directory", and "PTI Net", pursuant to a license agreement in the form attached hereto as Exhibit 6.7 (the "License Agreement"); provided, however, the license hereunder shall only be effective as to the use of such trademarks, tradenames and service marks in the State of Alaska, and Buyer and its Affiliates shall not be entitled to, and are specifically prohibited from, the use of any such trademarks, tradenames and service marks in any and all locations other than the State of Alaska, and the breach or threatened breach of the License Agreement shall give rise to immediate injunctive relief without necessity of posting bond, as provided therein.

      6.8 Transition Services. Sellers and Buyer will enter into an agreement as
      -----------------------
of the date hereof, in the form attached hereto as Exhibit 6.8 (the "Transition Services Agreement") for the continued provision of certain services to the Alaska Entities by any Seller or Affiliate thereof from the date hereof until 180 days following the Closing Date (or until Buyer sooner terminates with respect to certain or all services as provided for in the Transition Services Agreement).

      6.9 Nonsolicitation and No Hire. Each Party agrees not to, and shall cause
      -------------------------------
its Affiliates not to, recruit, solicit, or otherwise induce or intentionally influence any individual who was an employee of the other Party (with respect to the Sellers, the Alaska Entities shall be included as an "other party" for purposes of this Section 6.9) or its Affiliates as of June 30, 1998 or thereafter (an "Employee") to discontinue employment with such entity, or actually employ (or retain as consultant) any such Employee for a period of two
(2) years from the date hereof, without the written consent of the other Party. Each Party acknowledges that the violations of this Section 6.10 could cause irreparable harm to the other Party and any breach or threatened breach of this Section shall give rise to injunctive relief without the necessity of posting bond. This Section shall survive termination pursuant to Section 11.2.

      6.10 Support  Software.  At the Closing, Sellers hereby grant to Buyer an
      ----------------------
option to purchase any software associated with the billing, accounting, customer service, and network information of the Alaska Entities, to the extent Sellers (i) have no further need for such software and (ii) are legally capable of such transfer. It shall be Buyer's responsibility to obtain any consents for such transfer at Buyer's cost. The purchase price shall be negotiated in good faith and shall approximate a reasonable market price. Such option shall expire 90 days subsequent to Closing.

      6.11 Remediation. Prior to the Closing,Sellers shall use all commercially
      ----------------
reasonable efforts to remove and remediate in compliance with Environmental Laws all underground storage tanks located on property owned, leased or operated by all Alaska Entities at Sellers' sole cost and expense, provided however, that in the event all such tanks are not removed or remediated prior to the Closing, Sellers shall continue to use all commercially reasonable efforts, at Sellers' sole cost and expense, in compliance with Environmental Laws until such removal and remediation process is concluded. Subsequent to the Closing, the removal and remediation process shall be conducted in such a manner as to not unreasonably interfere with the operations of the Alaska Entities.

      6.12  Advances to Alaska Entities.  As  contemplated  by Section  2.2(b),
      ---------------------------------
Sellers agree to make available to the Alaska Entities cash advances (the "Advances") upon request by the Alaska Entities from time to time during the period from August 31, 1998 to the Closing Date. The Advances shall bear interest at a rate equal to the 30 day London Interbank Offered Rate ("LI]BOR") plus 100 basis points, adjusted monthly. All Advances shall be repaid in full on the Closing Date by payment of the Additional Amount calculated pursuant to
Section 2.2.

      6.13 Severance Pay for Alaska Entities Employees.  From the day after the
      ------------------------------------------------
Closing Date until December 1, 1999, Buyer will provide non-represented Alaska Entity Employees who are terminated following the Closing Date because of a reduction in work force (layoff), job elimination, dismissed because the employee is not properly qualified or other termination by the employer without good cause related to the employee's conduct, with severance pay which is not less than the termination allowance set forth in the Century Termination Allowance Policy dated October 1,1 996, except that the minimum amount of severance shall be four (4) weeks severance pay.

      An Alaska Entity  Employee's years of service for purposes of this Section
6.13 shall include the employee's pre-losing service with PacifiCorp, PacifiCorp Holdings, Inc., any Seller, any Alaska Entity, or any Affiliate of any of the foregoing.

     6.14  Ancillary  Agreements.  Sellers  shall not, and shall not permit the
     ---------------------------
Alaska Entities to, make any change, addition, amendment or other modification to the forms attached hereto or terms thereof, or waive any provision of, or terminate any of, the Consulting Agreement, the Transition Services Agreement or the License Agreement (collectively, the "Ancillary Agreements"), without the prior written consent of Buyer.

      6.15 Intercompany  Accounts. (a) From and after August 31, 1998,  neither
      ---------------------------
the Alaska Entities, on the one hand, nor the Sellers or any Affiliates of Sellers (other than the Alaska Entities), on the other hand, shall increase any Intercompany Account, except with respect to Advances or payables incurred under the Transition Services Agreement.

            (b) Notwithstanding the foregoing, at any time prior to the Closing Date, and upon prior written notice to Buyer, Sellers may cause the Alaska Entities to declare and pay a dividend of intercompany receivables equal to the net Combined Intercompany Receivable to the extent that it is positive, as of August 31, 1998, provided that all Taxes and other costs related to the declaration or payment of such dividend shall be borne by Sellers. Buyer agrees to use all commercially reasonable efforts to cooperate with Sellers with respect to the foregoing. To the extent the Alaska Entities cannot declare and pay the dividends contemplated by this
      Section 6.15(b) because of loan restrictions or other legal issues, Buyer will pay an amount equal to the net amount of the Combined Intercompany Receivable if positive to Sellers at Closing and Sellers will pay the net Combined Intercompany Receivables to the Alaska Entities at such time and in such amount. In addition, after the dividend or payment contemplated by the foregoing provisions of this Section 6.15(b), all remaining Intercompany Accounts, which, by virtue of the foregoing provisions will have a net amount due equal to zero, will be transferred to Buyer at the Closing without additional payment and there will be no other Intercompany Accounts outstanding.

                                    SECTION 7
                                    ---------

                         COVENANTS WITH RESPECT TO TAXES
                         -------------------------------

      7.1 Tax Sharing Agreements.  Any Tax allocation, indemnity or sharing
      --------------------------
policy between Parent, CWI, CNI, or their Affiliated Group, on the one hand, and any of the Alaska Entities, on the other hand, shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

      7.2 Returns for Periods Through the Closing Date. Sellers will include, or
      ------------------------------------------------
cause to be included, the income of the Alaska Entities (including any deferred income triggered into income by Reg. ss.ss. 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Reg. ss. 1.1502-19) for all periods through the Closing Date on the consolidated federal and consolidated, unitary or combined state and local income Tax Returns of Parent and its Affiliated Group and, on behalf of the Alaska Entities, will pay or cause to be paid any federal and state income Taxes attributable to such income. Estimates of such Taxes for the period between September 1, 1998 and the Closing Date (the "Estimated Income Tax Amount") shall be accrued monthly on the books of the Alaska Entities and any amount not previously paid to Sellers shall be included in the Additional Amount set forth in Section 2.2(b). Subsequent to Closing, Buyer shall pay to Sellers at least two (2) business days prior to the date on which Taxes are to be paid by Sellers with respect to such Tax Returns an amount equal to the amount by which the portion of such Taxes currently payable which relate to the portion of such taxable period beginning after August 31, 1998 through the Closing Date (but excluding Taxes attributable to any deferred income triggered into income by Reg. ss.ss. 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Reg. ss. 1.1502-19) exceeded the Estimated Income Tax Amount, and Sellers shall pay to Buyer within two (2) days of the filing of such Tax Returns, an amount equal to the amount by which the Estimated Income Tax Amount exceeded the actual amount of the portion of such Taxes currently payable on such Tax Return which relate to the period beginning after August 31, 1998 through the Closing Date. In the event that the amount paid by Buyer pursuant to the immediately preceding sentence exceeds, or is exceeded by, the amount properly allocable to Buyer under such sentence, Sellers shall pay to Buyer the amount of any excess, and Buyer shall pay to

Sellers the amount of any shortfall. Buyer will cause the Alaska Entities to furnish Tax information for periods ending on or prior to the Closing Date to Parent for inclusion in the consolidated federal and state consolidated, unitary or combined income Tax Returns for Parent and its Affiliated Group in accordance with the past custom and practice of the Alaska Entities. Sellers will not take, or cause or permit to be taken, any position on such returns that relate to the Alaska Entities that would adversely affect the Alaska Entities after the Closing Date, unless such position would be reasonable in the case of a person that owned the Alaska Entities both before and after the Closing Date. The income of the Alaska Entities will be apportioned to the period up to and including the Closing Date and to the period after the Closing Date by closing the books of the Alaska Entities as of the end of the Closing Date.

      7.3 Audits.  Sellers will allow,  or cause to be allowed,  Buyer  (without
      ----------
counsel present) to participate at Buyer's own expense in any audits of the consolidated federal and consolidated, unitary or combined income Tax Returns of Parent and its Affiliated Group to the extent that such audits relate to the Alaska Entities. Sellers will not settle, or cause or permit to be settled any such audit in a manner which would adversely affect the Alaska Entities after the Closing Date unless (i) such settlement would be reasonable in the case of a person that owned the Alaska Entities both before and after the Closing Date, or
(ii) Sellers obtain the prior written consent of Buyer, which consent shall not unreasonably be withheld.

      7.4 Section 338(h)(10) Election. At Buyer's option, Sellers will join, and
      -------------------------------
will cause their Affiliated Group to join, with Buyer in making an election under ss.338(h)(10) of the Code (and any corresponding or similar elections under state, local, or foreign Tax law) (collectively a "ss.338(h)(10) Election") with respect to the purchase and sale of the Alaska Stock hereunder;

provided  that  all  Taxes  solely  payable  as a result  of such  ss.338(h)(10)
Election shall be the sole responsibility of Parent, CWI and CNI and their Affiliate Group.

      7.5   Taxes Other Than Income Taxes.
      -----------------------------------
            (a) Periods Ending on or Prior to the Closing Date. Sellers shall prepare or cause to be prepared and timely file or cause to be timely filed, all Tax Returns (other than Tax Returns covered under Section 7.2) for the Alaska Entities for all periods ending on or prior to the Closing Date. The Alaska Entities shall pay all such Taxes. Sellers shall make available copies of such Tax Returns to Buyer at Buyer's request. Sellers shall pay to the Alaska Entities at least two (2) business days prior to the date on which Taxes are paid by the Alaska Entities an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on August 31, 1998, to the extent such Taxes are not reflected in the Net Working Capital of the Alaska Entities as of August 31, 1998. To the extent the amount of such Taxes reflected in Net Working Capital of the Alaska Entities as of August 31, 1998 exceeds the amount of such Taxes applicable to the period ending on August 31, 1998, the Alaska Entities will pay such excess to Sellers.

            (b) Periods Ending Subsequent to the Closing Date. Buyers shall prepare or cause to be prepared and timely file or cause to be timely filed, all Tax Returns (other than Tax Returns covered under Section 7.2) for the Alaska Entities for all periods subsequent to the Closing Date. The Alaska Entities shall pay all such Taxes. Buyer shall make available copies of such Tax Returns to Sellers at Sellers' request. Upon five (5) days written notice, Sellers shall pay to the Alaska Entities at least two
      (2) business days prior to the date on which Taxes are paid by the Alaska Entities, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on August 31, 1998, to the extent such Taxes are not reflected in the Net Working Capital of the Alaska Entities as of August 31, 1998. To the extent the amount of such Taxes reflected in Net Working Capital of the Alaska Entities as of August 31, 1998 exceeds the amount of such Taxes applicable to the period ending on August 31, 1998, the Alaska Entities will pay such excess to Sellers.

      7.6 Allocation Among Periods. For purposes of this Section 7, in the case
      ----------------------------
of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) August 31, 1998, the portion of such Tax which relates to the portion of such taxable period ending on August 31, 1998 shall (i) in the case of any Taxes not based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on August 31, 1998 and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed to be the amount which would be payable if the relevant taxable period ended on August 31, 1998. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Alaska Entities.

      7.7   Cooperation on Tax Matters.
      --------------------------------
            (a) Buyer, the Alaska Entities, Sellers and their respective Affiliates shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7 and in connection with any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision, of records and information
      which  are  reasonably   relevant  to  any  such  audit, litigation  or
      other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Alaska Entities, and Sellers agree (i) to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Alaska Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or CNI, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Alaska Entities, Sellers or an Affiliate of CNI, as the case may be, shall reasonably allow the other party to take possession of such books and records in such circumstances at such other party's expense.

            (b) Buyer and Sellers further agree, upon request, to use, or cause to be used, best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited, with respect to the transactions contemplated hereby).

            (c) Buyer and Sellers further agree, upon request, to provide, or cause to be provided, to the other party all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

      7.8 Contests. Whenever any taxing authority asserts a claim, makes an
      ------------
assessment, or otherwise disputes the amount of Taxes for which any Seller is or may be liable under this Agreement, Buyer shall, if informed of such an assertion, promptly inform CNI. CNI shall have the right to control any resulting Proceedings to represent the Alaska Entities' interests therein, and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such Proceedings or determinations affect the amount of Taxes for which Buyer is liable under this Agreement. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Buyer is liable under this Agreement, Sellers shall, if informed of such an assertion, promptly inform Buyer. Buyer shall have the right to control any resulting Proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such Proceedings or determinations affect the amount of Taxes for which Sellers are liable under this Agreement; provided, however, that Buyer agrees, unless otherwise required by law, not to take any position that is inconsistent with a position taken by CNI and its Affiliated Group with respect to Taxes on or prior to the Closing Date, which position is reasonably likely to materially and adversely affect the Tax liability of CNI or its Affiliated Group.

      7.9 Resolution of Disagreements Between Parent, CWI or CNI and Buyer. If
      --------------------------------------------------------------------
Sellers and Buyer disagree as to the amount of Taxes for which each is liable under this Agreement or as to the allocation pursuant to Section 7.10, Sellers and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within sixty (60) days of the date of consultation, Sellers and Buyer shall within ten (10) days after such sixty (60)-day period jointly select a nationally recognized independent public accounting firm which has not, except pursuant to this
Section 7.9, performed any services since January 1, 1996 for any of Parent, Sellers or Buyer or their respective Affiliated Groups or Subsidiaries, to act as an arbitrator to resolve, within sixty (60) days after their selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such accounting firm at the time of its selection. If no nationally recognized independent public accounting firm meets the aforementioned standard, Sellers and Buyer nonetheless shall attempt to agree on an accounting firm that is satisfactory to both Parties. If the Parties cannot agree on the selection of an accounting firm within such ten-day period, within two (2) business days after such ten-day period, the Parties shall select an eligible nationally recognized accounting firm by lot.

      7.10  Allocation of Purchase Price.  The Parties agree that the Purchase
      ----------------------------------
Price (as finally adjusted pursuant to Section 2.2) and the liabilities of the Alaska Entities (plus other relevant items), reduced by (i) $3,000,000 of the Purchase Price that is properly allocable to the Alaska PCS Licenses and (ii) $5,000,000 of the Purchase Price that is properly allocable to Sellers' covenant in Section 6.4, will be allocated to the assets of the Alaska Entities for all purposes (including Tax and financial accounting purposes) in a manner consistent with the requirements of Regulations ss.ss. 1.338(h)(10)-1 and 1.338(h)-2T and mutually agreed upon by Sellers and Buyer. Buyer, the Alaska Entities, and Sellers will file, or cause to be filed, all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                                  SECTION 8
                                  ---------
                CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                --------------------------------------------

      The obligations of Buyer to consummate the Closing under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions precedent, except such of the following conditions precedent as shall have been expressly waived in writing by Buyer.

      8.1 Representations and Warranties. (a) The representations and warranties
      ----------------------------------
of Sellers contained in this Agreement that contain the modifying language "material," "Material," or "Material Adverse Effect" are true and correct in all respects, and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case, on and as of the date hereof and, with respect to the representations and warranties contained in
Section 3.16 and any other representations which speak as of August 31, 1998, on and as of August 31, 1998, and, for purposes of Section 6.2 shall be deemed made as of such date or dates, as the case may be.

            (b) To the extent actions are taken by Sellers or the Alaska Entities without the consent of the Consultant, or not taken after such actions are requested to be taken by the Consultant (those so taken without consent or not taken following such request being, "Seller Actions"), any representations and warranties which have been affected by such Seller Actions shall also be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made as of such date, with respect only to such Seller Actions and the effects thereof, and, for purposes of Section 6.2 shall be deemed made as of such date.

            (c) The representations and warranties contained in Sections 3.1 through 3.6, 3.15, 3.21(p), 3.22, 3.25(a), 3.26(c) and 3.27, that contain the modifying language "material," "Material," or "Material Adverse Effect" shall also be true and correct in all respects, and any of such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though such representations and warranties had been made as of such date and, for purposes of Section 6.2 shall be deemed made as of such date.

      8.2  Covenants.  Sellers shall have performed, satisfied and
      --------------
complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date; provided that, for purposes of this Section 8.2, any action, or failure to act, taken at the written request of, or pursuant to explicit approval or consent of the Consultant or at the explicit direction of the Consultant shall be deemed not to be a material breach of covenant or agreement or the material failure to perform, satisfy or comply with any obligation contained herein.

      8.3 Material Adverse Effect.  From the date hereof until the Closing Date,
      ---------------------------
there shall have been no change that would have a Material Adverse Effect; provided, however, that Material Adverse Effects shall not include changes as a result of actions taken by or with the consent of the Consultant, changes in accounting principles or interpretations adopted by the Financial Accounting Standards Board, changes in general economic conditions, including any change in the level of interest rates, or industry-wide changes in the regulatory environment (including but not limited to the loss of, or changes resulting from the loss of, the Rural Exemption (as defined in Section 251(f)(1) of the Communications Act)); provided further, that, notwithstanding the foregoing, a Material Adverse Effect shall be deemed to have occurred in the event that Buyer shall not have obtained, pursuant to the Debt Commitments and in accordance with the terms set forth therein, the funds that, when aggregated with the funds to be provided pursuant to the Equity Commitment, are necessary to consummate the Purchase Transactions contemplated hereby.

      8.4  Certificates.  Buyer shall have received certificates, dated the
      -----------------
Closing Date, signed by a duly authorized officer of each Seller, in such officer's representative capacity, without personal liability, certifying to the fulfillment of the conditions set forth in Sections 8.1, 8.2 and 8.3.

      8.5  Certified Copy of Charter, Resolutions, etc.  Sellers shall have
      ------------------------------------------------
delivered to Buyer (i) copies, certified by the duly qualified and acting Secretary or Assistant Secretary of each Seller of resolutions adopted by Boards of Directors of such Sellers approving this Agreement and the consummation of the transactions contemplated by this Agreement, (ii) certificates of incumbency dated the Closing Date of all officers of Sellers who have been or will be authorized to execute or attest to this Agreement, or any statement, certificate or other instrument on behalf of Sellers each showing specimen signatures of each such officer and executed by the President or a Vice President and the Secretary or Assistant Secretary of each Seller and (iii) copies of the documents required by Section 3.6, dated as of the Closing Date.

      8.6 Opinion of Counsel for Sellers.  Buyer shall have  received an opinion
      ----------------------------------
of Boles, Boles & Ryan, counsel for Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Buyer. In expressing any opinions as to matters of fact relevant to conclusions of law, such counsel may rely upon certificates of Sellers, the officers and agents of Sellers, and of public officials. In expressing any opinions as to matters involving the law of other jurisdictions such counsel may rely on the opinion of other counsel.

      8.7 Consents and Approvals.  (i) All waiting periods  applicable under the
      --------------------------
HSR Act shall have expired or been terminated, (ii) all consents and approvals required by the FCC and the APUC, in each case, in a form reasonably satisfactory to Buyer, shall have been obtained, and (iii) all other registrations, Permits, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except, in the case of
this  clause  (iii),  for  such  registrations,   filings,  notices,
consents, pprovals, orders, qualifications and waivers which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect following the Closing.

      8.8  Prohibitions.  There shall have been no statute, rule, injunction,
      -----------------
restraining order, decree or other order of any nature promulgated, enacted, entered or enforced by any Governmental Entity which shall remain in effect which restrains, prohibits or delays the performance of this Agreement or imposes significant penalties or damages on Buyer or the Alask Entities with respect to (or any other materially adverse relief or remedy in connection with), the consummation of the Purchase Transactions or the performance of the material obligations of the Buyer or the Alaska Entities hereunder, and there shall be no Proceeding pending or threatened seeking such relief.

      8.9  Resignations. Buyer shall have received from each director and
      -----------------
officer of each Alaska Entity from whom such a resignation is requested a resignation from all directorships and offices held by such directors and officers in such entities.

      8.10 Stock Certificates; Closing Documents. Sellers shall have delivered
      ------------------------------------------
to Buyer certificates representing the Alaska Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps. All Encumbrances on the Alaska Stock shall have been eliminated or discharged and all Encumbrances on assets of the Alaska Entities, other than those set forth on
Schedule 8.10, shall have been eliminated or discharged, and Buyer shall have received evidence thereof which is satisfactory to it. Sellers shall have delivered to Buyer all documents or instruments required to be delivered pursuant to Section 10.1.

      8.11 Ancillary  Agreements.  Each of the Ancillary  Agreements  shall have
      --------------------------
been executed and delivered by the appropriate Parties and shall be in full force and effect as of the Closing Date.

      8.12  Outstanding  Indebtedness.  Sellers  shall have taken all  necessary
      -------------------------------
actions, in a manner that does not require Sellers to prepay any outstanding Indebtedness if the Purchase Transactions are not consummated, such that, as of the Closing Date, all outstanding Indebtedness shall be prepayable and accelerated as of the Closing Date with Buye responsible for all costs, expenses and fees related thereto. To the exten reasonably possible, Buyer agrees to prepay all such outstanding Indebtedness, at the direction of Sellers, on the Closing Date.

      8.13 FIRPTA Affidavit.  Sellers shall have delivered to Buyer an affidavit
      ---------------------
(a so-called "FIRPTA affidavit") in form and substance reasonably satisfactory to Buyer duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investment in Real Property Tax Act.

      8.14 Intercompany Accounts. In accordance with Section 6.15, Sellers shall
      --------------------------
cause all Intercompany Accounts maintained between any Alaska Entity and Sellers or any Affiliate of Sellers to be satisfied and canceled and shall release and waive, in form and substance reasonably satisfactory to Buyer, all claims of Sellers or any Affiliate of Sellers, against any Alaska Entity. A positive net Combined Intercompany Receivable balance shall be satisfied in accordance with
Section 6.15(b). A negative net Combined Intercompany Receivable shall be satisfied through conversion of the balance into an equity contribution from the Sellers to the Alaska Entities.

                                    SECTION 9
                                    ---------
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
               ----------------------------------------------

      The obligations of Sellers under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions precedent, except such of the following conditions precedent as shall have been expressly waived in writing by Sellers.

      9.1 Representations and Warranties. The representations and warranties of
      ----------------------------------
Buyer   contained  in  this  Agreement  that  contain  the  modifying   language
"material," or "material adverse effect" are true and correct in all respects, and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

      9.2 Covenants.  Buyer shall have performed,  satisfied and complied in all
      -------------
material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

      9.3  Certificate.  Sellers  shall have received a  certificate,  dated the
      ----------------
Closing Date, signed by a duly authorized officer of Buyer, in such officer's representative capacity, without personal liability, certifying to the fulfillment of the conditions set forth in Sections 9.1 and 9.2 hereof.

      9.4 Certified Copy of  Resolutions.  Buyer shall have delivered to Sellers
      ----------------------------------
(i) copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Buyer, of resolutions adopted by Buyer's Board of Directors approving this Agreement and the consummation of the transactions contemplated by this Agreement, and (ii) certificates of incumbency dated the Closing Date of all officers of Buyer who have been or will be authorized to execute or attest to this
                                      -87-

Agreement, or any statement, certificate or other instrument on behalf of Buyer, each showing specimen signatures of each such officer and executed by the President or a Vice President and the Secretary or Assistant Secretary of Buyer.

      9.5 Opinion of Counsel for Buyer.  Sellers  shall have received an opinion
      --------------------------------
of Wachtell, Lipton, Rosen & Katz, counsel for Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers. In expressing any opinion as to matters of fact relevant to conclusions of law, such counsel may rely upon certificates of Buyer, the officers and agents of Buyer, and of public officials. In expressing its opinion as to matters involving the law of other jurisdictions such counsel may rely on the opinion of other counsel.

      9.6 Consents and Approvals.  (i) All waiting periods  applicable under the
      --------------------------
HSR Act shall have expired or been terminated, (ii) all consents and approvals required by the FCC and the APUC, in each case, in a form reasonably satisfactory to Sellers shall have been obtained, and (iii) all other registrations, permits, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except, in the case of this clause (iii), for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by, or fulfill its obligations under, this Agreement.

      9.7  Prohibitions.  There shall have been no statute, rule, injunction,
      -----------------
restraining order, decree or other order of any nature promulgated, enacted, entered or enforced by any Governmental Entity which shall remain in effect which restrains, prohibits or delays the performance of this Agreements or imposes significant penalties or damages on any Seller.

      9.8   Closing Documents. Buyers shall have delivered to Sellers all other
      -----------------------
documents or instruments required to be delivered pursuant to Section 10.2.


                                   SECTION 10
                                   ----------
                                CLOSING DOCUMENTS
                                -----------------

      10.1  By Sellers.  In addition to any other documents or instruments to be
      ----------------
delivered by Sellers to Buyer, Sellers shall, on the Closing Date:

            (a) deliver to Buyer certificates representing all of the outstanding capital stock of the Alaska Entities, duly endorsed for transfer, either in blank on the certificates or on separate stock powers (assignments) accompanying the certificates, free of Encumbrances;

            (b) deliver all minute books and stock registers and other records of the Alaska Entities;

            (c)  deliver the certificates required by Section 8.4 and 8.5;

            (d)  deliver the legal opinion required by Section 8.6;

            (e) deliver documents evidencing the continued existence or good standing of the Alaska Entities;

            (f)  deliver any resignations required by Section 8.9;

            (g)  deliver proof of acceleration of the Indebtedness required by
      Section 8.12;

            (h)  deliver the FIRPTA Affidavit required by Section 8.14; and

            (i) provide such other proof or indication of satisfaction of the conditions set forth in Section 8 as Buyer may reasonably request.

      10.2 By Buyer. In addition to any other documents or instruments to be
      -------------
delivered by Buyer to Sellers, Buyer shall, on the Closing Date:

            (a) deliver the Purchase Price,as adjusted, by amounts equal to the Adjustment Amount (or the Estimated Adjustment Amount as provided in
      Section 2.2(c)) and the Additional Amount, in immediately available funds;

            (b) deliver any amounts payable under the Transition Services Agreement in immediately available funds;

            (c)  deliver the certificates required by Sections 9.3 and 9.4;

            (d)  deliver the legal  opinion  required by Section 9.5; and

            (e) provide any such other proof or indication of satisfaction of the conditions set forth in Section 9 as Sellers may reasonably request.

                                   SECTION 11
                                   ----------

                                  TERMINATION
                                  -----------

      11.1  Right of Termination.
      --------------------------

           (a)  This Agreement may be terminated:

                (i) at any time prior to the Closing by the mutual written consent of Sellers and Buyer;

                (ii) by Sellers or Buyer by written notice to the other if the
            Closing shall not have occurred on or before the date that is one year from the date hereof; provided, however, that the right to terminate this Agreement under this Section 11.1(a)(ii) shall not be available to Sellers or Buyer if Sellers' or Buyer's, respectively, failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur on or before such date;

                (iii) by Sellers or Buyer in the event there is a final and nonappealable order of a Governmental Entity prohibiting the Purchase Transactions contemplated hereby;

                (iv) by Buyer or Sellers in the event that any condition to the obligations of such Party contained in Section 8 and 9, respectively, becomes incapable of being satisfied prior to the first anniversary of the date hereof;

                (v) by Buyer if there has been a material breach by any Seller of a covenant and such breach has not been cured within 30 days after receipt of written notice thereof from Buyer;

                (vi) by Sellers if there has been a material breach by Buyer of a covenant and such breach has not been cured within thirty (30) days after receipt of written notice thereof from Sellers

                (vii) by Sellers upon 10 business days' written notice if
            Buyer falls to maintain the Financing Commitments; or

                (viii)by Buyer if a Material Adverse Effect was in effect prior to the date hereof.

      11.2  Effect of Termination. In the event of termination of this Agreement
      ---------------------------
pursuant to Section 11.1, except as provided in this Section 11.2,  Section 6.9,
Section 12.1, and Section 12.3 hereof, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Buyer or Sellers, or their respective officers, directors or agents, except that nothing contained in this provision shall relieve any Party from liability for any willful and knowing breach of any covenant or any willful and knowing breach of any representation or warranty.

The Parties acknowledge that the sole remedy for any breach prior to the Closing Date (other than a willful and knowing breach)is to assert the failure of a condition under Section 8 or Section 9 or to assert its rights under Sections 11.1(a)(v), (vi), (vii) or (viii).


                                   SECTION 12
                                   ----------
                                  MISCELLANEOUS
                                  -------------

     12.1 Fees and Expenses.  Except as disclosed on Schedule 12.1, the Parties
     ----------------------
represent to each other that no broker or other person is entitled to any fee or commission in connection with the negotiation or consummation of the transactions contemplated hereby, except for the fees of attorneys and accountants for the respective Parties. Sellers and Buyer shall each pay their own expenses incident to this Agreement and the performance of their respective obligations hereunder, including the fees of their respective accountants, counsel and investment bankers, provided, however, that any filing fees for (i) the HSR Act application shall be paid by Buyer and (ii) the APUC and the FCC shall be paid equally by Sellers on the one hand and Buyer on the other hand.

      12.2 Rights of Third Parties.  Nothing in this  Agreement,  other than the
      ----------------------------
indemnification provisions contained in Sections 6.2 and 6.3 whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties hereto, their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any Party to this Agreement.

      12.3  Confidential Information.
      ------------------------------
            (a) Buyer will hold in strict confidence and will cause its attorneys, accountants, employees, advisers and other agents acting for or on its behalf to hold in strict confidence, all documents, information concerning the Sellers and, prior to the Closing Date, information concerning the Alaska Entities, obtained pursuant to this Agreement or in connection with the transactions provided for herein (except to the extent that such documents or information (i) are required to be disclosed by Applicable law or any Governmental Entity; (ii) are already generally available to the public other than as a result of a disclosure by Buyer or its representatives or (iii) become lawfully available to Buyer on a nonconfidential basis from any third party (excluding Affiliates of Buyer) who is not under an obligation of confidence) and, if the transactions provided for herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Sellers together with any copies thereof.

            (b) Each of the Sellers will hold in strict confidence and will cause its attorneys, accountants, employees, advisers and other agents acting for or on its behalf to hold in strict confidence, all documents and information concerning the Alaska Entities (except to the extent that such documents or information (i) are required to be disclosed by Applicable law or any Governmental Entity or (ii) are already generally available to the public prior to the date hereof or (iii) following the date hereof, are generally available other than as a result of a disclosure by any Seller or its representatives). As soon as practicable following the Closing Date, Sellers will deliver to Buyer all materials, documents or information related to the Alaska Entities and not required to be retained by Sellers pursuant to Applicable Law.

      12.4 Waiver. Sellers on the one hand and Buyer on the other may, by
      -----------
written instrument, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies of the other in its representations and warranties, (iii) waive compliance with any of the covenants or closing conditions of the other contained in this Agreement and (iv) waive the other's performance of any of the obligations set out in this Agreement, provided, however, that no Party may grant any waiver, the effect of which would be unlawful. No waiver by a Party to this Agreement of a breach of any term or condition hereof shall be construed to operate as a waiver of a subsequent breach of any such term or condition or of any other term or condition hereof.

      12.5 Specific Performance.  The Parties acknowledge that their obligations
      -------------------------
hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if any Party should default in its obligations under this Agreement. Accordingly, in the event of the failure by a Party to consummate the transactions contemplated hereby, or perform its obligations hereunder, which failure constitutes a breach hereof by such Party, the nondefaulting Party may, in addition to any other available rights or remedies, sue in equity for specific performance.

      12.6 Entirety of  Agreement.  This  Agreement,  including the exhibits and
      ---------------------------
schedules hereto, states the entire agreement of the Parties and merges all prior negotiations, agreements and understandings, if any. The Parties agree that in dealing with third parties no contrary representations will be made.

      12.7 Prohibited Negotiations. Prior to the Closing Date or the termination
      ----------------------------
of this Agreement, Sellers will not, and will cause their respective Affiliates, directors, officers, employees and representatives not to, solicit, encourage or respond to inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or substantially all of the stock, the assets of, or of a substantial equity interest in, or any business combination with, any of the Alaska Entities, other than as contemplated by this Agreement, and Sellers shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with any Seller or Alaska Entity.

      12.8 Survival.  The representations and warranties made by or on behalf of
      -------------
(i) Sellers and (ii) Buyin this Agreement shall survive for a period of two (2) years from the Closing Date, except for (a) the representations and warranties contained in Sections 3.1, 3.2 and 3.5 (but only as the representations and warranties in Section 3.5 relate to title to the stock of any Alaska Entity) which will survive without limit; (b) the representations and warranties contained in Section 3.19, which will survive until November 1, 2002; and (c) the representations and warranties contained in Section 3.21, which will survive for six (6) months beyond the applicable statute of limitations. The covenants and agreements set forth herein shall survive the Closing in accordance with their terms. The Parties hereto, in executing and carrying out the provisions of this Agreement, are relying solely on the representations, warranties, covenants and agreements contained or referred to herein and not upon any representation, warranty, covenant, agreement, promise or information, written or oral, made by any Person or entity other than as specifically set forth herein.

      12.9  Arbitration. Except as set forth in Section  2.2(e), or in any
      -----------------
Sections permitting specific performance or injunctive relief, any claim, controversy or other dispute arising out of this Agreement shall be resolved by arbitration. A single arbitrator having at least five years experience in the telephone industry shall conduct the arbitration under the then current rules of The American Arbitration Association. Such arbitrator shall be mutually agreed upon by the Parties. If the Parties are unable to agree upon an arbitrator each Party shall select a natural person who meets the qualifications for the arbitrator. Together these two individuals shall select a third natural person who meets the arbitrator criteria, and such third person shall serve as the arbitrator. The Federal Arbitration Act, 9 U.S.C. ss.ss. 1-15, not state law, shall govern the arbitrability of all claims. The arbitrator shall have authority to award compensatory damages only. Notwithstanding the preceding sentence, the non-prevailing Party shall bear responsibility for the prevailing Party's costs and attorneys' fees. The arbitrator's award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Dallas, Texas.

      12.10 Attorney Fees. If any arbitration,  legal action or other Proceeding
      --------------------
is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

      12.11 Notices. Any notices or other  communications  required or permitted
      -------------
under this Agreement shall be sufficiently given if sent by commercial overnight delivery, facsimile (followed by otherwise sufficient delivery within a reasonable time), registered or certified mail, postage prepaid, addressed as follows:

      SELLERS:
      -------
                  Century Telephone Enterprises, Inc.
                  100 Century Park Drive
                  Monroe, Louisiana 71203
                  Attn: W. Bruce Hanks
                  Facsimile No.: (318) 362-1684

                  Copy to:
                  -------

                  Harvey P. Perry, Esq.
                  General Counsel
                  Century Telephone Enterprises, Inc.
                  100 Century Park Drive
                  Monroe, LA 71203
                  Facsimile No.: (318) 388-9488

                  and

                  William R. Boles, Jr., Esq. and
                  G. Robert Collier, Jr., Esq.
                  Boles, Boles & Ryan
                  1805 Tower Drive
                  Monroe, LA 71201
                  Facsimile No. (318) 329-9150

      BUYER:
      -----
                  W. Dexter Paine III
                  ALEC Acquisition Corporation
                  c/o Fox Paine & Company LLC
                  950 Tower Lane
                  Suite 1950
                  Foster City, CA 94404
                  Facsimile No.:  (650) 525-1396

                  Copies to:
                  ---------
                  Mitchell S. Presser
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Facsimile No.:  (212) 403-2000

                  Deborah J. Harwood
                  LEC Consulting Corporation
                  100 West 11th Street, Suite A
                  Vancouver, Washington 98660
                  Facsimile No.:  (360) 993-5156

or to such other address as shall be furnished in writing by any party and any such notice or communications shall be deemed to have been given as of the date actually received.

      12.12  Amendment.  This  Agreement  may be modified or amended  only by an
      ----------------
instrument in writing, duly executed by the Parties hereto.

      12.13 Further Assurances.
      ------------------------

            (a) After the Closing Date, the Parties, without further consideration, agree to execute such additional documents as may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement and to fulfill their respective obligations hereunder. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary or desirable action.

            (b) Prior to and after the Closing Date, to the extent reasonably requested by Buyer, Sellers agree to provide the Alaska Entities with copies of and access to all records, data or other information held by Sellers or its Affiliates (other than the Alaska Entities) relating to the Alaska Entities, and to cooperate with and to assist Buyer in the preparation of audited financial statements of the Alaska Entities, to the extent such financial statements relate to periods prior to the Closing.

            (c) Without limiting Sellers' obligations otherwise under this Agreement, Sellers agree that to the extent there are any assets, services, facilities, rights, interests or agreements needed for the operation of the Business, and not transferred to Buyer as of the Closing Date or provided pursuant to the Transition Services Agreement, Sellers will work with Buyer to find a solution for the Buyer to obtain such needed assets, services and facilities.

      12.14  Governing Law. This Agreement shall be construed and interpreted
      --------------------
and the rights
                                      -98-
of the Parties covered by and enforced in accordance with the laws of the State of Washington; provided, however, that any dispute regarding the reasonableness of the covenants and agreements set forth in Sections 6.4 and 6.11 hereof, or the territorial scope or duration thereof, shall be governed by the laws applicable to such dispute.

      12.15  Counterparts.  This  Agreement  may be  executed  in  one  or  more
      -------------------
counterparts, all of which shall be one and the same Agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

      12.16 Binding Effect; Assignment.  This Agreement shall be binding on, and
      --------------------------------
shall inure to the benefit of, the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that Buyer may not assign its rights hereunder (other than to any Subsidiary or Affiliate of Buyer to which assignment is expressly allowed) without the prior written consent of Sellers and Sellers may not assign their rights hereunder without the prior written consent of Buyer.

      12.17 Meanings of Pronouns, Singular and Plural Words.  All pronouns used
      -----------------------------------------------------
in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

      12.18   Headings.   The  headings  in  this  Agreement  are  inserted  for
      ----------------
convenience only and shall not constitute a part hereof.

      IN WITNESS WHEREOF, CENTURYTEL OF THE NORTHWEST, INC. has executed this Agreement this 14th day of August, 1998.

CENTURYTEL OF THE NORTHWEST, INC.:

BY: /s/ W. Bruce Hanks
    ---------------------
ITS: Senior Vice President
    ----------------------

      IN WITNESS WHEREOF, CENTURYTEL WIRELESS, INC. has executed this Agreement this 14th day of August, 1998.

CENTURYTEL WIRELESS, INC.:

BY: /s/ W. Bruce Hanks
    --------------------
ITS: Senior Vice President
    ----------------------

      IN WITNESS WHEREOF, BUYER has executed this Agreement this 14th day of August, 1998.


ALEC ACQUISITION CORPORATION:

BY: /s/ W Dexter Paine,III
    ----------------------
ITS: President
    ----------------------

SIGNATURE PAGE TO THAT CERTAIN PURCHASE AGREEMENT BY AND BETWEEN ALEC ACQUISITION CORPORATION, CENTURYTEL OF THE NORTHWEST, INC., F/K/A PACIFIC TELECOM, INC., AND CENTURYTEL WIRELESS, INC. F/K/A CENTURYTEL CELLUNET, INC., DATED AUGUST 14, 1998.

                                      -100-